UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 28, 2006

RTO HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Nevada	000-15579	87-0348444
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

307 S. Main Pratt, KS 67124
(Address of Principal Executive Offices)

(620) 672-2814 Registrant’s Telephone Number, Including Area Code:

12890 Hilltop Road, Argyle, Texas 76226
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words "anticipates", "believes", "estimates", “expects", "plans", "projects", "targets" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Except as otherwise indicated by the context, references in this report to “Company,” “we,” “us,” or “our,” are references to the combined business of RTO Holdings, Inc. and its wholly-owned subsidiary, Orion Ethanol, LLC (“Orion”), along with Orion’s subsidiaries, Gateway Holdco, LLC (“Gateway Holdco”), Gateway Ethanol, LLC (“Gateway Ethanol”) and Orion Development, LLC (“Orion Development”). References to the “Orion Group” are references to Orion and its subsidiaries listed above.

On August 28, 2006, we entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with Orion and its members, pursuant to which we acquired all of the issued and outstanding membership units of Orion in exchange for a total of 31,272,740 shares of our common stock, constituting 95.75% of our issued and outstanding common stock, $0.001 par value per share.

Orion was formed on August 28, 2006 as a holding company for membership interests in Gateway Holdco and Orion Development. In August 2006, prior to, and in contemplation of, the consummation of the transactions contemplated by the Securities Exchange Agreement, the former members of Gateway Holdco (the “Former Gateway Members”) and the former members of Orion Development (the “Former Orion Development Members”) exchanged their units in Gateway Holdco and Orion Development, respectively, for units of Orion. Orion then became the parent of Gateway Holdco (Orion owns 62% of Gateway Holdco with Indeck Energy Services, Inc. and Noble Americas Corp. holding minority interests of 23.7% and 9.5% respectively) and Orion Development (Orion owns 100% of Orion Development).

Pursuant to the Securities Exchange Agreement we also issued warrants to the Former Gateway Members. These warrants are for the purchase of a number of shares of our common stock equal to the quotient of twenty percent of such member’s original investment in Gateway Holdco (the aggregate original investment amount of all Former Gateway Holdco Members being $14,100,000), divided by the price to be paid by investors for a share of our common stock in the next equity financing round in which we receive at least $20 million in gross proceeds. These warrants will be exercisable at an exercise price per share that is equal to 125% of the price paid by such investors in such equity financing round.

In connection with the Securities Exchange Agreement, the Former Orion Development Members and the Former Gateway Members also entered into a make whole agreement. Under the terms of the make whole agreement, if we do no consummate an equity financing round in which we receive at least $20 million in gross proceeds by July 2007, then the Former Orion Development Members are required to transfer to the Former Gateway Members a number of shares of our stock that are held by such Former Orion Development Members such that the Former Gateway Members will own, in the aggregate, a total of 62.09% of our issued and outstanding common stock.

A copy of the Securities Exchange Agreement is filed as Exhibit 2.1 to this report.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 28 2006 we completed an acquisition of Orion pursuant to the Securities Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Orion is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The other parties to the Securities Exchange Agreement were the former members of Orion. Neither Orion nor any of its former members had any prior relationship with us, our affiliates, any of our directors or officers or any of their associates.

FORM 10-SB DISCLOSURE

As disclosed elsewhere in this report, on August 28, 2006, we acquired Orion in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the transaction disclosed under Item 2.01 (i.e., the reverse acquisition), then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 or, as in our case, Form 10-SB.

Accordingly, we are providing below the information that would be included in a Form 10-SB if we were to file a Form 10-SB. Please note that the information provided below relates to the combined Company after the acquisition of the Orion Group, except that information relating to periods prior to the date of the reverse acquisition only relate to the Company unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Our History

RTO Holdings, Inc. was originally incorporated in the State of Utah on February 1, 1979 under the name Faro Mining and Milling corporation. The Company was originally formed for the purpose of developing mining properties. In 1986, management determined that it was too costly to continue to hold on to its mining leases and the Company’s mining business was then abandoned. On November 20, 1986, the Company changed its name to T.W.A.R., Inc. and, thereafter, on June 7, 1995, the Company changed its name to LenTech Imaging, Inc.

On June 21, 2006, Jeff Jenson, the Company’s then principal shareholder, entered into a Stock Purchase Agreement with Halter Financial Investments, L.P., a Texas limited partnership (“Halter Financial”) pursuant to which Mr. Jenson sold 11,000 post-reverse split shares of the Company’s common stock to Halter Financial for a purchase price of $650,000. As a result of that transaction and the stock purchase transaction referenced below, Halter Financial became the holder of approximately 98% of the Company’s issued and outstanding common capital stock.

As a result of the stock purchase transaction referenced in the preceding paragraph, the Company became obligated to redomicile in Nevada, increase its authorized capital shares and change its name. In summary, the Company completed the following actions:

•	Completed a reverse split of its issued and outstanding common stock on a 1,000 to 1 ratio, with no shareholder being reversed to less than a round lot of 100 shares.

•
Changed the domicile of the Company from the State of Utah to the State of Nevada, which action resulted in the Company’s name being changed to RTO Holdings, Inc. and the Articles of Incorporation of the Nevada corporation becoming the governing charter document of the Company.

To reflect the above actions, the Company’s symbol on the OTC Bulletin Board was also changed effective June 21, 2006 to “RTOH.”

A further condition of the Halter Financial transaction was the sale of 1,335,000 post split shares of common stock of the Company to Halter Financial and the sale of 25,000 post split shares of common stock of the Company to a party identified by Tryant, LLC, an entity owned and controlled by Jeff Jenson. The sale of shares referenced therein was at a price of $0.01 per share.

Upon closing the Halter Financial transaction, the then officers and directors of the Company appointed Mr. Timothy P. Halter to the Board of Directors and then resigned as officers and directors of the Company, leaving Mr. Halter as the sole officer and director.

The Company had no active operations since it ceased its mining business in 1986 until August 28, 2006, when we completed a reverse acquisition transaction with Orion.

Orion is a renewable energy company focusing on ethanol production. Orion became our wholly-owned subsidiary in connection with the reverse acquisition transaction and is the holding company for all of our commercial operations.

We currently do not have any active manufacturing operations and have not yet commenced the sale of our products. We are currently constructing a 55 million gallon per year dry-grind ethanol plant near Pratt, Kansas (the “Pratt Facility”) which will be owned and operated by our majority owned subsidiary Gateway Ethanol. Orion indirectly owns 62% of Gateway Ethanol with Indeck Energy Services, Inc. and Noble Americas Corp. holding minority interests of 23.7% and 9.5% respectively. Construction is scheduled to be completed in the third quarter of 2007, at which point we expect to process more than 18 million bushels of corn and grain sorghum (sorghum) annually. We have entered into agreements to acquire an aggregate of approximately 1,400 acres of land at the following four locations: Enid, Oklahoma, Shattuck, Oklahoma, Hugoton, Kansas and Colby Kansas. We refer to these prospective plants and the Pratt Facility collectively as the “Ethanol Facilities”. We have believe there is sufficient infrastructure such as water rights, rail, natural gas, electricity and other infrastructure to meet our anticipated ethanol production needs at these locations. Once our planned construction at these four sites along with our Pratt Facility is complete, we expect that we will be able to produce in excess of 550 million gallons of ethanol per year. We applied for air quality permits for our planned facilities in Enid, Oklahoma on August 4, 2006, and Shattuck, Oklahoma on August 9, 2006. We expect these facilities to be in full production in the first quarter of 2008. We expect to apply for air permits for our Hugoton and Colby Kansas locations in the fourth quarter of 2006.

Our Reverse Acquisition of Orion

On August 28, 2006, we entered into a Securities Exchange Agreement with Orion and its members, pursuant to which we acquired all of the issued and outstanding membership units of Orion in exchange for a total of 31,272,740 shares of our common stock, constituting 95.75% of our issued and outstanding common stock, $0.001 par value per share.

Orion was formed on April 12, 2006 as a holding company for membership interests in Gateway Holdco and Orion Development. In August 2006, prior to, and in contemplation of, the consummation of the transactions contemplated by the Securities Exchange Agreement, the Former Gateway Members and the Former Orion Development Members exchanged their units in Gateway Holdco and Orion Development, respectively, for units of Orion. Orion then became the parent of Gateway Holdco (Orion owns 62% of Gateway Holdco with Indeck Energy Services, Inc. and Noble Americas Corp. holding minority interests of 23.7% and 9.5% respectively) and Orion Development (Orion owns 100% of Orion Development).

Pursuant to the Securities Exchange Agreement we also issued warrants to the Former Gateway Members. These warrants are for the purchase of a number of shares of our common stock equal to the quotient of twenty percent of such member’s original investment in Gateway Holdco (the aggregate original investment amount of all Former Gateway Holdco Members being $14,100,000), divided by the price to be paid by investors for a share of our common stock in the next equity financing round in which we receive at least $20 million in gross proceeds. These warrants will be exercisable at an exercise price per share that is equal to 125% of the price paid by such investors in such equity financing round.

In connection with the Securities Exchange Agreement, the Former Orion Development Members and the Former Gateway Members also entered into a make whole agreement. Under the terms of the make whole agreement, if we do no consummate an equity financing round in which we receive at least $20 million in gross proceeds by July 2007, then the Former Orion Development Members are required to transfer to the Former Gateway Members a number of shares of our stock that are held by such Former Orion Development Members such that the Former Gateway Members will own, in the aggregate, a total of 62.09% of our issued and outstanding common stock.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he holds effective immediately and from his position as our director that will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, which information statement was mailed out on or about the date of the closing of the reverse acquisition.

Patrick Barker was appointed as our director at the closing of the reverse acquisition of Orion. In addition, our executive officer was replaced by the Orion executive officers at the closing of the reverse acquisition. See Directors and executive officers, promoters and control persons, below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Orion as the acquiror and RTO Holdings as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of the Orion Group on a consolidated basis unless otherwise specified.

Our Business

We are a renewable energy company focusing on ethanol production. We are currently constructing the Pratt Facility, a 55 million gallon per year dry-grind ethanol plant near Pratt, Kansas. The Pratt Facility will be owned and operated by our majority owned indirect subsidiary Gateway Ethanol. Orion owns 62% of Gateway Ethanol with Indeck Energy Services, Inc. and Noble Americas Corp. holding minority interests of 23.7% and 9.5% respectively. Construction is scheduled to be completed in the third quarter of 2007, at which point we expect to process more than 18 million bushels of corn and grain sorghum (sorghum) annually. We have entered into agreements to acquire an aggregate of approximately 1,400 acres of land where we will base our other prospective Ethanol Facilities. The location of the Ethanol Facilities are Enid, Oklahoma, Shattuck, Oklahoma, Hugoton, Kansas and Colby Kansas. We believe there is sufficient infrastructure such as water rights, rail, natural gas, electricity and other infrastructure to meet our anticipated ethanol production needs at these locations. Once our planned construction at these four sites along with our Pratt Facility is complete, we expect that we will be able to produce in excess of 550 million gallons of ethanol per year. We applied for air quality permits for our planned facilities in Enid, Oklahoma on August 4, 2006, and Shattuck, Oklahoma on August 9, 2006. We expect these facilities to be in full production in the first quarter of 2008. We expect to apply for air permits for our Hugoton and Colby Kansas locations in the fourth quarter of 2006.

We have entered into an Engineering, Procurement, and Construction or EPC agreement with Lurgi PSI, Inc. for the design and construction of the Pratt Facility and we intend to enter into EPC agreements with Lurgi for the design and construction of our other Ethanol Facilities. These agreements will enable us to execute our planned build-out schedule, which we believe gives us a competitive advantage in the ethanol industry.

We intend to use a continuous dry milling process to produce fuel-grade ethanol as our main product and distillers’ grains and carbon dioxide as co-products. Corn and grain sorghum will be the primary raw materials. Each of the Ethanol Facilities will have a nameplate design capacity (i.e., guaranteed production amount under the EPC agreement) to produce 55 million gallons per year of fuel-grade ethanol, and we intend to distribute our ethanol throughout the United States.

Our Industry

Ethanol alcohol is commercially produced principally through the fermentation of grain and in the United States it is principally produced by processing corn. Ethanol is a blend component in the U.S. gasoline fuel market. In 2005, approximately 140 billions gallons of gasoline was used according to the U.S. Department of Energy’s Energy Information Administration or EIA. Refiners and marketers have historically blended ethanol with gasoline to increase octane and decrease tailpipe emissions. According to the Renewable Fuels Association, or RFA, 4.0 billion gallons of ethanol were produced in the U.S. in 2005 accounting for approximately 3% of the U.S. gasoline fuel supply. The RFA reports total U.S. ethanol production capacity increased to more than 4.3 billion gallons per year or BGY in 2005 and the majority of U.S. fuel ethanol produced in 2005 was used as a gasoline additive. A typical blend of ethanol is 5.7% to 10.0% of volume in over 30% of the U.S. gasoline fuel supply. Ethanol is used as the primary blend component for E85, a fuel blend composed of up to 85% ethanol and approximately 6.0 million vehicles on the road in the U.S. today are flexible fuel vehicles or FFVs capable of utilizing such fuel. Gasoline blended with up to 10% ethanol are approved for use under the warranties of all major motor vehicle manufactures and all major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors permit the use of ethanol blends in their products.

Ethanol is primarily used as:

Octane enhancer. Adding ethanol, which has an average octane rating of 113, to regular unleaded gasoline, which has an octane rating of 87, and premium unleaded, which has an octane rating of 91, enables production of greater quantities of suboctane fuel with an octane rating of less than 87. Ethanol is commonly added to finished regular grade gasoline at the wholesale terminal as a means of increasing the octane level of gasoline to reach mid-grade and premium standards.

Clean air additive. Ethanol acts as a clean air additive and when added to gasoline reduces tailpipe emissions resulting in improved air quality. Ethanol contains 35% oxygen which is twice that of MTBE, an alternate oxygenate to ethanol which is being phased out because of environmental and health concerns. As an oxygenate, ethanol causes more complete combustion of the fuel and engine cylinder resulting in reduced tailpipe emissions by as much as 30%, including a 12% reduction in volatile organic compound emissions when blended at a 10% level. Use of ethanol also displaces some gasoline components such as benzene, a known carcinogen. Ethanol is non-toxic, water soluble and biodegradable.

Fuel extender. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. By adding ethanol to sub-octane gasoline, and the refiner or blender is able to increase the octane reading of sub-octane fuel so that is conforms to gasoline standards by also expanding the total volume of fuel to be sold. As a result, the refiner benefits from increased fuel production from a given barrel of oil thereby expanding its ability to meet consumer demand, especially during times when the refinery capacity and octane sources are limited. Due to ever increasing need for automotive fuel and U.S. dependence on foreign oil and refined products, the U.S. has a critical need to find domestic sources of fuel. Current ethanol production efficiencies enables 7 bushels of grain to replace the gasoline refined from 1 barrel of crude oil. Unlike oil, however, the grain used for ethanol is replaced year after year, while a barrel of oil, once confined, is forever gone. Much of the ethanol blending throughout the U.S. today is done simply for the purpose of extending the volume of fuel sold at the gas pump.

Gasoline alternative. E85 is a gasoline alternative consisting of 85% ethanol and 15% gasoline which can be used in Flexible Fuel Vehicles, or FFEs, especially designed to use E85 as a fuel. The number of service stations that sell E85 are increasing rapidly and as of February 2006, the U.S. Department of Energy has identified over 500 service stations in the U.S. that sell E85. There are approximately 6.0 million FFEs in the U.S. according to the National Ethanol Vehicle Coalition or NEVC. Brazil’s experience suggests that E85 could capture a much greater portion of the U.S. market in the future as according to the BBC News, sales of FFEs in Brazil represented more than half of the new vehicles sold in Brazil in 2005. In the U.S. auto makers are receiving incentives under the federal fuel economy standards for producing FFEs. E85 is generally priced lower per gallon in gasoline because most FFEs experience some reduction in mileage when running on E85. Expanded use of E85 could significantly increase the demand for ethanol over that created by more common 10% blending.

Demand for Ethanol

The Company believes the demand for ethanol will grow as a result of the confluence of several favorable economic factors; the voluntary and involuntary replacement of MTBE; a shortage of domestic petroleum refining capacity; geopolitical concerns including continued significant instability in the Middle East; and federal mandated renewable fuel usage. These factors, together with continued growth in the utilization of E85 when combined with the growing public consensus that ethanol is the equivalent of gasoline and its logical replacement in many circumstances should contribute to the rapid growth of the ethanol industry.

Favorable production economics relative to gasoline. Ethanol is a fundamentally economically sound source of fuel. The Company believes that the current cost of producing a gallon of ethanol is significantly lower than the refining cost of producing a gallon of gasoline from crude oil. This economic reality alone will enable ethanol to grow, not only as a strategic blend component, but also as an alternative to gasoline, especially in the form of E85.

Replacement of MTBE. Ethanol and MTBE have been the two primary additives used to meet the Clean Air Act’s oxygenate requirements. MTBE is produced and blended with gasoline at the refinery and transported through a pipeline and, therefore, it was initially the preferred oxygenate blending ingredient used to make most reformulated gasoline. Before 2003, ethanol’s use as a fuel extender and octane enhancer, was predominantly in the Midwest. As a result of health and environmental concerns, 25 states, representing most of the MTBE consumed in the U.S., including California, New York and Connecticut, have banned or significantly limited the use of MTBE. Product liability concerns regarding MTBE have hastened the phase-out of MTBE nationwide, creating additional demand for ethanol outside of the Midwest. As MTBE is replaced, ethanol is the most viable substitute for MTBE because of its production economics, octane rating and clean burning characteristics and because there is presently no other alternative product currently commercially available.

Shortage of domestic petroleum refining capacity. EIA information shows the number of operable U.S. petroleum refineries has decreased from 319 in 1980 to 148 in 2005. Also according to the EIA, even though domestic refining capacity has decreased approximately 5% from 1980 to 2005, domestic demand has increased 21% over the same period. The EIA expects growth in refining capacity to average 1.3% per year until 2025, while demand for refined petroleum products will grow at 1.5% per year over the same period. Ethanol when blended with gasoline after the refining process, directly increases domestic fuel capacity. Domestic fuel refining shortages should result in greater demand for ethanol.

Geopolitical concerns. The U.S. is increasingly dependent on foreign oil. Crude oil imports represented 65% of the U.S. crude oil supply in 2005 and are estimated to rise to 71% by 2025 according to the EIA. Political unrest, and attacks on oil production infrastructure in the oil exporting nations, particularly in the Middle East, have periodically disrupted the flow of oil. Terrorist attacks have added a “risk premium” to world oil prices. Developing nations such as China and India have significantly increased their demand for oil. As a result, world oil prices averaged above $70 a barrel during 2006. Ethanol, as a domestic, renewable source of energy, reduces the U.S.’s dependence on foreign oil and the use of ethanol reduced the U.S. trade deficit by $5.1 billion by eliminating the need to import 143.3 million barrels of oil according to the RFA.

Renewable Fuels Standard. The Energy Policy Act was passed in August 2005, establishing the Renewable Fuels Standard or RFS, which eliminated the mandated use of oxygenates but mandated annual use of 7.5 BGY of renewable fuels in the U.S. fuel supply by 2012. The RFS requires motor fuels sold in the U.S. to contain in the aggregate the following minimum volumes of renewable fuels in future years:

Year	Renewable Fuel Usage (in billions of gallons)
2006	4.0
2007	4.7
2008	5.4
2009	6.1
2010	6.8
2011	7.4
2012	7.5

This mandate should result in a significant increase in demand for ethanol, as a form of renewable fuel. Implementation rule for the RFS and the Energy Policy Act are still under development and some or all of the RFS may be waived. Even though the RFS should provide growing demand, we believe actual use of ethanol as a renewable fuel will surpass the mandated requirements, especially in the early years of RFS implementation. The Company believes the RFS will serve as a floor on ethanol production, rather than a ceiling. Other additional legislation that may affect the demand for ethanol, including the federal tax incentives, is discussed below under “Regulation.”

Supply of Ethanol

A significant portion of ethanol is concentrated in a few producers, but as a whole, production in the ethanol industry from the 95 ethanol plants as of 2005 remains fragmented. RFA information indicates while domestic ethanol production increased from 1.3 billion gallons in 1997 to 4.0 billion gallons in 2005, the top five producers accounted for approximately 37% of the industry’s total estimated production capacity as of April 2006, but the remaining production was generated by more than 50 smaller producers and farmer-owned cooperatives, most with production of 50 MMGY or less. Because most ethanol facilities can be constructed in approximately 14-18 months capacity additions can be forecast for up to 18 months in the future. The RFA estimates 33 ethanol facilities with capacity of an aggregate of an additional 1.8 BGY are under construction.

The ethanol industry continues to explore production technologies involving alternative feedstocks, such as biomass, but corn- and sorghum-based production technologies remain the most practical and provide the lowest operating risks. Most U.S. ethanol is produced from corn grown in the upper Midwest in Illinois, Iowa, Minnesota, Nebraska and South Dakota, but corn is grown in significant quantities elsewhere. The production process employs natural gas or, in some cases, coal to power the facility and dry distillers grains. Proximity to sufficient corn or sorghum and natural gas supply, therefore, is a key for ethanol producers.

Ethanol is usually produced by a dry-milling or wet-milling process. The processes feature numerous technical differences, but the primary operating trade-off of the wet-milling process is a higher co-product yield in exchange for a lower ethanol yield. A substantial majority of new ethanol production facilities being constructed in the past five years are dry-mill because of increased efficiencies and lower capital costs. Historical dry-mill ethanol facilities have been designed and built to produce between five and 50 million gallons per year, with newer dry-mill facilities, however, producing over 100 million gallons per year. The larger facilities enjoy economies of scale in both construction and operating costs per gallon. Wet-mill facilities have capacities of 200 to 300 million gallons per year but according to the RFA, 79% of ethanol production capacity is generated from dry-mill facilities, with only 21% from wet-mill facilities.

More than half of U.S. ethanol production is consumed in the east and west coast markets, primarily as a result of the stricter air quality requirements in large parts of those markets. Ethanol is primarily transported from the Midwest to the coasts by rail. Adequate access to rail transportation is another key consideration for locating ethanol production facilities. Good rail access plus a producer’s ability to form grain and ethanol unit trains, consisting entirely of cars from one facility, allows for reduced transportation costs and faster delivery times. Movement of ethanol by pipeline is restricted due to the tendency of ethanol to absorb water and other impurities found in the pipelines, logistical limitations of existing pipelines and limited volumes of ethanol that need to be transported. Barges and trucks are also used in the transportation of ethanol.

Ethanol Production Process

The production of ethanol from starch or sugar-based feedstocks has been practiced since at least 4000 BC. The modern ethanol industry utilizes biological fermentation of plant starches and sugars into ethanol. Although the actual yield and process of ethanol production varies by the feedstock used, the general production process is similar throughout the industry.

In the dry milling process, corn or other high-starch grains are first ground into meal and then mixed with water and enzymes to form a mash. The mash is then passed through cookers, where the starch is liquefied. After cooling, more enzymes are added to convert the starch into fermentable sugars. Yeast is then added, and the sugars are fermented to ethanol and carbon dioxide. The fermented mash is called “beer”, and contains approximately 10% alcohol. The “beer” is pumped into a distillation system where the alcohol is removed from the mash. The alcohol is then passed through a dehydration system where the remaining water is removed. At this stage, the ethanol is essentially 200 proof, and is called anhydrous ethanol. The resulting anhydrous ethanol is then blended with about 5% denaturant, which is usually gasoline, and is then ready for shipment to market.

Ethanol Co-Products

Dried distillers grain with solubles. A co-product of dry-mill ethanol production, DDGS is a high-protein and high-energy animal feed that is sold primarily as an ingredient in beef and dairy cattle rations. DDGS consists of the concentrated nutrients (protein, fat, fiber, vitamins and minerals) remaining after starch in corn is converted to ethanol. Over 85% of DDGS is fed to dairy cattle because it contains high “by-pass protein,” which results in more milk production. It is also used in poultry, swine and other livestock feed. It is anticipated that our facilities will utilize the latest DDGS production technology and produce high quality, or “golden,” DDGS, which commands a premium over products from older plants. Golden DDGS has higher availability of nutrients and is more easily digested than other products.

Wet distillers grains with solubles. WDGS is similar to DDGS except that the final drying stage of DDGS is bypassed and the product is sold as a wet feed containing 35% to 50% dry matter, as compared to DDGS, which contains about 90% dry matter. WDGS is an excellent livestock feed with better nutritional characteristics than DDGS because it has not been exposed to the heat of drying. The sale of WDGS is usually more profitable because the plant saves the cost of natural gas for drying. The product is sold locally because of the higher cost of transporting the product to distant markets and its reduced shelf life. As noted above, we plan to sell approximately half of our distillers grains as WDGS.

Carbon Dioxide. Carbon dioxide, or CO2, is produced in large quantities during the fermentation stage of ethanol production. After scrubbing the CO2 for any residual alcohol, the CO2 is either vented, or captured and sold into beverage or other industrial markets. We believe that the CO2 market in Oklahoma and Kansas is significantly different than the CO2 market surrounding the greatest concentration of ethanol production facilities (i.e., the corn belt). Currently, CO2 is being used by Oklahoma and Kansas energy companies in secondary and tertiary oil recovery operations. We are exploring opportunities to market the CO2 we will produce to these energy companies.

Corn oil. Corn oil can be produced as a co-product of ethanol production by installing equipment to separate the oil from the distillers grains during the production process. Corn oil can be sold as an animal feed and commands higher prices than DDGS. It can also be used to produce biodiesel, a clean burning alternative fuel that can be used in diesel engines with petroleum diesel to lower emissions and improve lubricity. We are exploring the available corn oil extraction technologies, and we may incorporate these technologies into our process if we determine it is economically feasible to do so.

Overview of Raw Material Supply, Pricing and Hedging

We will seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we will sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX or denatured ethanol on the CBOT, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline or ethanol futures contracts. We believe our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.

Corn procurement and hedging strategy. We will employ the following corn procurement methods and related hedging strategies:

•  we will purchase corn through spot cash, fixed-price forward and delayed pricing contracts; and

•  we will utilize hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of our corn requirements.

We will buy futures positions on the CBOT to hedge a portion of our exposure to corn price risk. In addition, it is anticipated that our facilities will have significant corn storage capacity. To help protect against potential supply disruptions, we will maintain inventories of corn at each of our facilities. This corn inventory should range generally from 10 to 30 days of supply, depending on the time of year, the current market price for corn and other factors.

Natural gas procurement and hedging strategy. We will be subject to market risk with respect to our supply of natural gas that is consumed in the ethanol production process and has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. Accordingly, we will hedge a portion of our exposure to natural gas price risk from time to time by using fixed price or indexed exchange-traded futures contracts.

Our Strategy - How We Plan to Succeed

Our primary goal is to become a large regional ethanol producer, with access to low-cost feedstock and an ethanol distribution network into the emerging ethanol market of the southern third of the United States. Key elements of our strategy to achieve this objective include:

Complete Construction of our Pratt Facility by the Third Quarter of 2007. We are currently constructing our first ethanol production facility located in Pratt, Kansas to produce ethanol, distillers’ grains, and carbon dioxide. The Pratt Facility has been designed by Lurgi PSI, Inc., to allow the plant to be expanded to 110 million gallons per year. When the Pratt Facility is online, we plan to utilize as much locally grown grain as possible. Additionally, we will have the capability to receive and load unit trains of grain.

Complete Construction of our Enid, Oklahoma and Shattuck, Oklahoma Facilities by the First Quarter of 2008. We have applied for and expect to obtain air quality permits for our facilities in Enid, Oklahoma and Shattuck, Oklahoma in the second half of 2006, and expect these facilities to come online in the first quarter of 2008. These facilities will initially produce 55 million gallons of ethanol per year, and are designed to be expanded to 110 million gallons per year.

Complete construction of our Hugoton, Kansas and Colby, Kansas Facilities by the Second Quarter of 2008. Each of these facilities will produce 55 million gallons of ethanol per year, and are designed to be expanded to 110 million gallons per year.

Complete expansions of our Ethanol Facilities by the fourth quarter of 2009. When complete, each Ethanol Facility will have a production capacity of at least 110 million gallons of ethanol per year, for a combined nameplate capacity of 550 million gallons per year.

We believe that, following the completion of our Ethanol Facilities, we will be attractively situated in the ethanol industry to supply ethanol to the southern third of the United States. In addition to abundant local natural gas supplies, our ethanol facilities are uniquely situated in the ethanol industry for four reasons:

•
We have access to supplies of locally grown corn and sorghum, which represents the lowest-cost grain available; we will also have the capability of receiving unit trains of grain when locally grown grain is not available.

•	We are located in close proximity to large emerging markets for our ethanol. Specifically, we will be among the closest ethanol producers to Texas, Oklahoma, Arkansas, and Kansas.

•	We are located in the heart of the U.S. cattle feeding industry, providing an advantageous market for our distiller’s grains.

•	We are situated to sell our carbon dioxide to oil and gas producers who can utilize this co-product to enhance oil production.

Add low-cost production capacity. We intend to capitalize on the growing U.S. demand for ethanol by expanding our production capacity rapidly over the next several years. In pursuing our expansion strategy, we seek to build large-scale facilities, leverage proven facility design, incorporate technology improvements and continue to locate facilities with access to multiple transportation services. Using similar facility designs enables us to lower our costs relating to spare parts and to take advantage of our operations experience at our other facilities. We expect to operate 10 facilities with an aggregate nameplate production capacity of 550 million gallons per year by the end of 2009. In addition to the facilities described above, we are considering additional opportunities for growing our production capacity, including the development of other sites. When our construction phase is complete, we plan to take advantage of our large production capacity and greater economies of scale to become more energy efficient and increase yield. We will also continue to use our on-site grain storage facilities to purchase corn and sorghum during peak supply periods to reduce our feedstock costs. We intend to reduce our per-unit transportation costs by using unit trains to ship our finished ethanol and distillers grains products. We intend to supply the large regional cattle feeding market with wet distillers grains when possible, which will reduce our consumption of natural gas. We will have the capacity to dry 100% of our distillers grains at each location, which will provide flexibility in the marketing of our distillers grain products.

Explore alternative technologies. We are studying, along with Lurgi PSI (our design-builder), the costs and feasibility of implementing biomass combustion systems and other alternative energy systems at our facilities. These systems should allow us to reduce our energy costs by using biomass, such as switchgrass, straw, corn stover and other fibrous materials, as a substitute energy source in place of natural gas.

Expand market demand for ethanol. We plan to create additional demand for ethanol by working with refiners and blenders to introduce ethanol into new markets. Additionally, we plan to work directly with retail fuel stations to introduce E-85 fuel pumps in our region.

Use risk mitigation strategies. We seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we will sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX or denatured ethanol on the CBOT, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline or ethanol contracts. We believe our strategy of managing exposure to commodity price fluctuations somewhat reduce the volatility of our results.

Pursue potential acquisition opportunities. We believe that opportunities for expansion of our business through industry acquisitions may arise as the ethanol industry matures. We will evaluate opportunities to acquire additional ethanol production, storage or distribution facilities and related infrastructure. In addition to operational production facilities, we may also seek to acquire potential facility sites under development.

Our Facilities

Pratt Facility

In April 2006, we commenced construction of a 55 million gallon per year ethanol plant on the approximately 700 acres near Pratt, Kansas that we own. Construction is expected to be completed during the third quarter of 2007. Our Pratt Facility is expected to employ approximately 35 skilled workers, process approximately 18 million bushels of corn and sorghum per year and produce approximately 55 million gallons per year of ethanol and 160,000 tons of dry distillers grains per year.

Our majority owned subsidiary, Gateway Ethanol, has entered into a Restated Engineering, Procurement and Construction Agreement with Lurgi PSI, Inc. (“Lurgi”) dated as of March 30, 2006 (the “EPC Agreement”) for the construction of the Pratt Facility. The total construction cost of the facility is currently estimated to be $93 million. Construction is scheduled to be completed in the third quarter of 2007.

Lurgi has specialized in the engineering, fabrication and construction services for process oriented industrial facilities. Its specific industrial sectors include ethanol, starch production and modification, starch derived sweeteners, citric acid and sugar alcohols, edible oils, oleo-chemicals, fine chemicals and bio-products.

Lurgi, a wholly owned subsidiary of Lurgi AG of Frankfurt, Germany, is one of 15 companies consolidated into Lurgi AG. Lurgi AG is further consolidated into GEA Group Aktiengesellschaft (“GEA”, formerly known as mg technologies AG), the parent company, in Bochum, Germany. GEA is large conglomerate with annual sales in excess of five billion dollars.

Cargill will originate grain and market distillers’ grains for Gateway, and Noble Americas Corp. will market the ethanol produced by the plant. See “marketing agreements and our major suppliers” below

Enid, Oklahoma and Shattuck Oklahoma Facilities; Hugoton, Kansas and Colby, Kansas

We applied for air quality permits for our facilities in Enid, Oklahoma and Shattuck, Oklahoma in the third quarter of 2006, and expect these facilities to come online in the first quarter of 2008. We expect to apply for air quality permits for our Hugoton and Colby facilities in the fourth quarter of 2006, and for these facilities to come online in the second quarter of 2008. Following the build-out of the initial 55 million gallon capacity at each site, we expect to begin expansion of all of our projects to double their capacity to 110 million gallons per year at each location, for an aggregate capacity of 550 million gallons.

The following chart shows our current site development schedule:

Orion - Anticipated Capacity Completion Dates

NUM	PLANT	CAPACITY	IDENTIFICATION	SITE SECURED	PERMITTING	PRODUCTION
1	Pratt, KS	55	Complete	Complete	Complete	Q3 2007

2	Enid, OK	55	Complete	Complete	Applied	Q1 2008

3	Shattuck, OK	55	Complete	Complete	Applied	Q1 2008

4	Hugoton, KS	55	Complete	Complete	Q4 2006	Q2 2008

5	Colby, KS	55	Complete	Complete	Q4 2006	Q2 2008

6	Double Capacity	275	Complete	Complete	First Half 2008	Second Half 2009

Potential Future Facility Sites, Acquisitions and Facility Expansions

We are in the process of locating additional suitable sites for construction of ethanol production facilities in the future. Because the ethanol industry is highly fragmented, we also may consider purchasing ethanol facilities if we believe such acquisitions would enhance our business or our strategic position in the industry. We also intend to evaluate opportunities to acquire additional ethanol storage or distribution facilities and related infrastructure, such as opportunities to develop retail E-85 outlets.

Marketing Arrangements - How We Sell Our Products

Ethanol Marketing. We have an agreement with Noble Americas Corp. or Noble for the marketing, billing, receipt of payment and other administrative services for all of the ethanol that we produce at our Pratt Facility. Under the terms of the agreement, we sell our ethanol to Noble for the price at which Noble resells the ethanol, less costs of distribution and a market rate sales commission. We anticipate also entering into ethanol marketing agreements for each of our Ethanol Facilities.

Distiller’s Grains Marketing. Our majority owned subsidiary Gateway Ethanol entered into a Distillers Grains Marketing Agreement with Cargill, whereby it agreed to sell to Cargill 100% of its production of distiller’s grains in all forms produced at the Pratt Facility. Under this agreement, we will sell all of our distiller’s grains to Cargill for the price at which Cargill resells the distiller’s grains, less costs of distribution and a market rate sales commission.

We anticipate entering into distiller’s grain marketing agreements with respect to our Hugoton and Colby, Kansas facilities with Cargill and we expect that we will enter into distiller’s grain marketing agreements with respect to our Enid and Shattuck, Oklahoma facilities with WB Johnston Grain.

Our Major Suppliers

The major raw materials that we use to produce our products are corn and sorghum. With respect to our Pratt Facility, we have long term contracts with Cargill relating to the supply of these raw materials.

Gateway Ethanol has entered into a Master Agreement, dated March 30, 2006, with Cargill, under which Cargill agreed to provide certain goods and services to Gateway Ethanol in connection with the Pratt Facility. Pursuant to the Master Agreement the parties entered into a corn supply agreement and a corn futures advisory agreement. These agreements generally have an initial term of ten years commencing either six months prior to, or on the date of, completion of construction of the Pratt Facility and its placement into commercial operation.

Under the terms of the Corn Supply Agreement, Gateway Ethanol is required to purchase corn and sorghum exclusively from Cargill for the purpose of ethanol production at the Pratt Facility and Cargill is required to supply all of Gateway Ethanol’s needs for corn and sorghum. Under the terms of the Corn Futures Advisory Agreement, Gateway Ethanol retained Cargill to provide advice pursuant to the Cargill Direct Protein and Grain Risk Management Program. These services include the provision of advice regarding transactions in futures and futures options.

We expect that we will enter into similar grain origination agreements for our other Ethanol Facilities.

Our Competition

The largest ethanol producer in the United States is Archer-Daniels-Midland Company, or ADM, with wet and dry mill plants in the Midwest and a total production capacity of about 1.2 billion gallons per year, or about 30% of total United States ethanol production. According to the Renewable Fuels Association's ETHANOL INDUSTRY OUTLOOK 2006, there are approximately 95 ethanol plants currently operating with a combined annual production capacity of approximately 4.0 billion gallons. In addition, 29 ethanol plants and 9 expansions were under construction with a combined annual capacity of approximately 1.5 billion gallons.

Our Competitive Position

We believe that our ability to successfully compete in the ethanol marketing industry depends on many factors, including the following principal competitive factors:

(1)    Location
(2)    Strategic Relationships
(3)    Low Cost production
(4)    Risk Management
(5)    Experienced Management

(1) Location. We believe that the location of each of our Ethanol Facilities offers a competitive advantage for the sale of our ethanol and co-products. The ethanol industry has historically concentrated itself in the corn-producing regions of the upper Midwest, with 74 percent of existing and construction plant capacity currently operating in Illinois, Iowa, Nebraska, Minnesota and South Dakota. Many of these plants have followed a supply-side model by locating in corn-producing areas near low cost feedstock sources. This strategy, we believe, had the advantage of utilizing the lowest net costs for corn, which made sense when the industry served primarily as an alternate outlet for corn, i.e. a corn disposal business. Now, with the demand for ethanol and distillers’ grains expanding, we believe that grain processors, (including the Company) are searching for more efficient ways to develop these products and deliver to end users.

The location of each Ethanol Facility was strategically chosen based on a number of important reasons, the two most important of which are the facility’s access to efficient transportation, and its proximity to its end users. Other considerations include the availability of its raw material supplies, natural gas, water supply, electric service, skilled labor, air quality, water rights and permitting considerations.

(i) Transportation

Each Ethanol Facility is designed with rail facilities and connections to a rail system and will have the capacity to receive inputs and ship outputs via truck or rail car. The Ethanol Facilities are located near cities which provide essential labor pools, and adjacent to Railroads which service Texas, New Mexico, Colorado, Arizona and the western United States (the key state being California). In terms of freight rates, we believe that rail is considerably more cost effective than truck and, therefore, we intend to ship by rail for distances over 300 miles or when rail proves cost effective. Access to rail provides us the ability to market ethanol locally, regionally, and nationally.

We anticipate that each location will ultimately require approximately 40 million bushels of corn annually (with the ability to shift to grain sorghum as a feedstock depending on market conditions), as the feedstock for the dry milling operations. We intend to meet this need primarily by using unit trains (110+ grain cars) to source feedstock from more distant locations and delivering it by rail directly to each facility. This capability allows us to partake of the best available grain prices anywhere in the nation. This is unique among most grain processing facilities, which mainly rely on local markets and delivery by truck.

Specifically, with the assistance of our grain originators, we will be the first ethanol production facility in our area to incorporate a unit train delivery system to provide us with cost competitive grains from markets outside the local market area. Due to its massive cattle feeding industry, the Southwestern US is a grain deficit area, so assurances of alternative market access for the acquisition of large amounts of grain required for this must begin with this transportation advantage. As the ethanol industry grows, and the need for low cost grains increases, the ability to draw on the expertise and expansive resources of our grain origination partners and access to our unit train system, will be critical elements in controlling the cost and managing the risk of procuring the feedstock for the facility.

Finally, another key aspect of our region is the availability of grain sorghum produced within it. The use of corn or sorghum as the facility’s feedstock is interchangeable. That is, there is no considerable down time to switch from one grain to another and the use of sorghum instead of corn does not decrease the ethanol yield per bushel or degrade the distiller’s grains in any aspect. In fact, we believe the distillers grains made from sorghum are superior in protein content than the distillers’ grains derived from corn. It is our intent to maximize the use of locally grown sorghum. Locally grown grain will typically carry the lowest price, especially given the historic 9-10% discount that sorghum enjoys to the price of corn.

(ii)  Proximity to End User

Historically, the ethanol industry has been centered in the US corn market. While this provides access to the local grain markets, it has the inherent disadvantage of being isolated from its natural customer base.

In comparison, we believe that the locations of our facilities will be the closest to the Southwest gasoline markets (Texas, Oklahoma, Arkansas, Kansas, and Arizona) and with access to the rail system, this provides a sustainable ethanol marketing cost advantage over ethanol competitors to the North and East. Increasing ethanol demand in regional markets will also provide a low-cost outlet for our ethanol.

A regional market is generally serviced by truck or rail and is within a 750-mile radius of the plant. A regional price tends to follow national pricing less a freight differential. The use of a nationwide ethanol marketer is advantageous to the plant to get the highest price for the plant ethanol.

The regional markets for our facilities include all of Oklahoma, Arkansas, Colorado, Kansas, New Mexico and Texas. Major regional markets include Oklahoma City, Denver, Tulsa, Dallas, Houston and Albuquerque.

Our regional market is relatively large and is predicted to become much larger in 2007 as the very large Texas market developed. We will be one of the closest ethanol producer to Texas, which represents the second largest gasoline (and therefore ethanol) market in the United States. In addition to Texas, the plant is well-positioned to serve the Arkansas, New Mexico, Arizona and Southern California ethanol markets.

The following table shows the estimated ethanol demand at an E-10 (ten percent ethanol) blend in the states closest to our facilities:

State	2004 Gasoline Consumption in Gallons	Potential ethanol market with a 10% ethanol blend
Oklahoma	1,900,000,000	190,000,000
Texas	11,700,000,000	1,170,000,000
Kansas	1,400,000,000	140,000,000
Arkansas	1,500,000,000	150,000,000

Finally, we will place our business in the heart of the most densely populated cattle feeding area in North America, a natural outlet for the distillers’ grains. A key opportunity exists to provide a consistent supply to the surrounding feed mills and feedlots that serve the majority of the cattle market. In addition, each Ethanol Facility is ideally situated to export dry distillers’ grains to the expanding markets throughout Mexico. In both instances, we will be one of the closest producers to end users and therefore has an inherent competitive advantage over other more distant production facilities.

(2) Strategic Relationships.

We have established a series of strategic relationships with industry leaders, which we believe will provide us with a competitive advantage. Such relationships will focus on the effective design, construction and operation of each facility, grain and co-product origination and marketing, risk management, and low cost production capabilities. Furthermore, the value chain will help control a certain amount of the input and output prices, leading to stabilized operating performance. We believe this is a significant difference from many of the existing grain processing facilities, which typically operate independently from their suppliers and customers.

Design-Builder and EPC Contractor. Lurgi PSI, Inc. will be the General Contractor and be responsible for the design, engineering, procurement, construction, commissioning, start-up, training and testing services for the installation on a lump sum, fixed price, turnkey basis under an Engineering, Procurement and Construction Agreement for each of our facilities. Lurgi has presented Orion a written letter confirming Lurgi’s ability to perform for Orion according to Orion’s timeframe.

Co-location and Grain Origination Partner. WB Johnston Grain Company was founded over 110 years ago in Enid Oklahoma by Willis B. Johnston after making the land run in 1893. From those humble beginnings and 4 generations of leadership from the same family, Johnston Enterprises has grown to become a diverse operation that services not only agriculture but also general industry and oil production in the south central part of the United States. Johnston Enterprises operates 22 country elevators in 3 states and 3 large grain terminals in Oklahoma. Johnston’s trading and risk management team is among the most experienced and respected in the grain industry today.

(3) Low Cost Production

We believe a critical element to long-term success in the ethanol industry is to be a low-cost producer. Although the location of each facility has specific opportunities, we believe that based on the following factors, we are well-positioned to produce and market ethanol and the by-products at a lower cost than most other ethanol producers:

•
Feedstock - The region where each of our facilities is located is surrounded by sorghum - a grain that typically trades at about a 9% discount to corn. We expect to use as much sorghum as possible since this will be the lowest cost grain available to us. As a backstop, purchasing power and unit train capability will provide access to low cost grain anywhere in the nation when necessary.

•
Purchasing Power - Some facilities, especially those operating under the farmer co-op business model, do not have the flexibility of accessing grain outside their immediate area as they are locked into purchase contracts with the local farmers/owners.

•
Marketing of Distillers Grains - This element provides two opportunities to reduce costs. First, given that the region is home to approximately 13,000,000 head of cattle, the Company has the option of not drying its distillers’ grains (thereby saving on energy costs) and selling into this market on a wet basis. Second, selling into the local market will also save on transportation costs. We will evaluate the relative prices of dry and wet distillers’ grains and optimize production to maximize the revenue stream from this co-product at each location.

(4) Risk Management

The input prices of corn and the output prices of ethanol are the commodities most exposed to risk. While we believe that commodity price volatility can not be controlled and that absolute price can not be predicted, we do believe that total commodity risk with respect to corn and ethanol can be managed effectively. We intend to manage the risk of volatile commodity prices through a deliberate risk management strategy including the use of futures, options, and cash contracts designed and executed with the intent to stabilize performance and preserve profitability.

When operational, we will employ sophisticated risk management strategies and hedging tactics commonly utilized in the commodity industry to stabilize the balance between the cost of the feedstock and the price of primary end products—ethanol and distillers’ grains. Proper hedging techniques for both the inputs and outputs can minimize risks due to lack of control of disparate commodity markets (grain feedstock versus ethanol, which is tied to the pricing of gasoline), while enhancing the profit opportunities of value added distillers’ grains. Our strategy is to utilize the expertise of our various strategic investors, and other professional relationships, to help analyze market situations on a day-by-day basis. We believe that the industry has shown that a properly managed team of experienced professionals can substantially mitigate the risk of fluctuating corn and ethanol prices.

(5) Experienced Management

Our management team consists of seasoned investment and manufacturing professionals with significant knowledge in energy and agricultural related industries. We believe that this level of experience will provide us with a significant advantage in comparison with small-producing and/or farmer-owned grain processing facilities.

Competitive Disadvantages

Although we believe that our ethanol production business will ultimately be in an advantageous position relative to our competitors, we do have certain competitive vulnerabilities, including the fact that we are not yet producing ethanol. Because we are not presently in the ethanol production business, we are not benefiting from sales of ethanol at the current, historically unprecedented high price levels. Our inability to capture profits based on the currently high price levels may provide our competitors, who are presently producing ethanol, with greater relative advantages resulting from greater capital resources available to these competitors.

Although we believe that when producing ethanol we will have certain competitive advantages over our competitors, realizing and maintaining those advantages will require a continued high level of investment in marketing and customer service and support. We may not have sufficient resources to continue to make such investments. Even if sufficient funds are available, we may not be able to make the modifications and improvements necessary to maintain our competitive advantages.

Our Intellectual Property

We do not rely on any patents or other proprietary intellectual property in our business operations.

Research and Development

We have not spent any material amounts on research and development and we do not expect to spend any significant amount of money until we commence commercial operations.

Regulation

We and our proposed business operations are subject to extensive federal, state and local laws rules, and regulations relating to the protection of the environment. These laws will impact our business by imposing:

•  restrictions on our proposed business ;

•  the need to obtain and comply with permits and authorizations;

•  liability for exceeding applicable permit limits or legal requirements, in certain cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

•  specifications for the ethanol we plan to produce.

In addition, we are subject to some regulations that are beneficial to our proposed ethanol production business. The fuel ethanol industry is highly dependent upon environmental and tax regulations that favor the use of ethanol in motor fuel blends in the United States. Some of these regulations are briefly described below.

Energy Policy Act. The Energy Policy Act, passed in 2005, established minimum annual volumes of renewable fuels to be used by petroleum refiners in the fuel supply. The annual requirement grows from its current level to 7.5 billion gallons per year by 2012. Also, this legislation did not provide liability protection to refiners who use MTBE as a fuel additive. Because of environmental concerns surrounding MTBE, we believe this will accelerate replacement of MTBE blending with ethanol blending. Also, the Energy Policy Act removed the oxygenate requirements that were put in place by the Clean Air Act. Finally, The Energy Policy Act includes anti-backsliding provisions that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing an additional demand for ethanol.

Current legislation provides that some or all of the renewable fuel standard may be waived. The U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement.

The Federal Blenders’ Credit. First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The incentive program is scheduled to expire in 2010 (unless extended).

The Federal Clean Air Act. The use of ethanol as an oxygenate is driven, in part, by environmental regulations. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.

State Legislation Banning or Significantly Limiting the Use of MTBE. In recent years, due to environmental concerns, 25 states have banned, or significantly limited, the use of MTBE, including California, Connecticut and New York. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to replace future MTBE volumes that are removed from the fuel supply.

Federal Tariff on Imported Ethanol. In 1980, Congress imposed a tariff on foreign produced ethanol, made from cheaper sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The tariff is $0.54 per gallon and is scheduled to expire in 2007 (unless extended).

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the U.S., with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development, we believe imports from the Caribbean region will continue, subject to the limited nature of the exemption.

NAFTA also allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.   In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

Environmental Matters

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Recovery Claims Liability Act or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not have material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we are required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

See “Risk Factors— Risks Relating to Our Business— We may be adversely affected by environmental, health and safety laws, regulations and liabilities.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

General

This subsection of MD&A is an overview of the important factors that management focuses on in evaluating our businesses, financial condition and operating performance, our overall business strategy and our earnings for the periods covered.

We are a renewable energy company focusing on ethanol production. We are currently constructing a 55 million gallon per year dry-grind ethanol plant near Pratt, Kansas which will be owned and operated by our indirect majority-owned subsidiary Gateway Ethanol. We have also acquired rights to acquire an aggregate of 1400 acres of land at the following four locations: Enid, Oklahoma, Shattuck, Oklahoma, Hugoton, Kansas and Colby Kansas. Once these four sites along with out Pratt, Kansas site commence commercial production, we expect that we will be able to produce in excess of 550 million gallons of ethanol per year.

Once we commence commercial production of ethanol at our Pratt, Facility and later at other facilities, we expect to generate revenues through the sale of our products, which consist of ethanol, distiller’s grain and CO2.

Industry Wide Factors that are Relevant to Our Business

One of the major factors that is relevant to our business is the beneficial effects of certain regulations. The fuel ethanol industry is highly dependent upon environmental and tax regulations that favor the use of ethanol in motor fuel blends in the United States. For example, the Energy Policy Act, passed in 2005, established minimum annual volumes of renewable fuels to be used by petroleum refiners in the fuel supply. Another example is the federal excise tax incentive program that allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. Furthermore, the use of ethanol as an oxygenate is driven, in part, by environmental regulations. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide. We will also benefit from state laws that ban or limit the use of MTBE. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to replace future MTBE volumes that are removed from the fuel supply. We expect that these regulations will continue to create demand for ethanol.

The shortage of domestic petroleum refining capacity is another factor that is relevant to our business and the demand for our product. EIA information shows the number of operable U.S. petroleum refineries has decreased from 319 in 1980 to 148 in 2005. Also according to the EIA, even though domestic refining capacity has decreased approximately 5% from 1980 to 2005, domestic demand has increased 21% over the same period. The EIA expects growth in refining capacity to average 1.3% per year until 2025, while demand for refined petroleum products will grow at 1.5% per year over the same period. Ethanol when blended with gasoline after the refining process, directly increases domestic fuel capacity. Domestic fuel refining shortages should result in greater demand for ethanol.

Geopolitical concerns also factor into our business and the demand for our product. The U.S. is increasingly dependent on foreign oil. Political unrest, and attacks on oil production infrastructure in the oil exporting nations, particularly in the Middle East, have periodically disrupted the flow of oil. Terrorist attacks have added a “risk premium” to world oil prices. Developing nations such as China and India have significantly increased their demand for oil. As a result, world oil prices averaged above $70 a barrel during 2006. Ethanol, as a domestic, renewable source of energy, reduces the U.S.’s dependence on foreign oil.

On the other hand, alternatives to the combustion engine which are under development could reduce gasoline and ethanol consumption in the future. Alternative sources of energy, such as electricity and hydrogen fuel cells, are receiving greater attention and research dollars from government and industry. Although not economically feasible at present, if these new technologies were to become economically viable, they could negatively impact the demand for ethanol and our business.

Another important factor to keep in mind is that technological advances could make our Ethanol Facilities obsolete. Technological advances in the processes and procedures for processing ethanol should be expected. It is possible that those advances could make the processes and procedures that will be utilized at our Ethanol Facilities obsolete or cause the ethanol produced by us to be of lesser quality or higher priced than that of plants which utilize any new advanced technology. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates over time.

Weaknesses and Uncertainties that Affect our Financial Condition

One uncertainty that affects the execution of our business plan is whether we will be able to obtain the requisite capital to design, construct and commence operation of the Ethanol Facilities. In order to build out these Ethanol Facilities we will require approximately $400 million, in the aggregate, of which we will need approximately $130 million within the next twelve months. We do not have any commitments for this capital and the viability of our business plan is based largely on our ability to obtain commitments over the next few months.

Another uncertainty that affects our financial condition is the reliability of the assumptions that we have used in our business plan. Since we have not begun manufacturing ethanol yet, we have based our business plan on documents or agreements that are not yet final or even negotiated, and proposals or plans that have not been implemented. Definite versions of such agreements, documents, plans, or proposals may contain terms or conditions that vary significantly from our assumptions and may not materialize, or, if they do materialize, may not prove to be profitable.

Another uncertainty that we face is what the actual construction cost for our Ethanol Facilities will be. Although our contract with Lurgi to engineer, design and build the Pratt Facility and contracts to be entered into for the other Ethanol Facilities will contemplate a lump sum, guaranteed maximum price arrangement, construction and other cost overruns can occur. Cost overruns in connection with our Ethanol Facilities are very possible due to change orders approved by us, delays in completion of the proposed Ethanol Facilities due to various factors, including acts of God, destruction of the Ethanol Facilities by fire or other hazards, and inability to obtain materials or labor or other factors.

Delays in the completion of our Ethanol Facilities could result in uncertainty regarding our financial condition too. We have developed an ambitious timetable for completion of the financing, regulatory, design and engineering, and construction phases of our Ethanol Facilities. Our schedule depends upon how quickly we can obtain required debt and equity capital. Our timetable also depends upon weather and seasonal factors affecting construction projects generally. While we have no knowledge of any events or circumstances such as permitting delays, construction delays or other events that could hinder our schedule, delays often occur in connection with large-scale construction projects. If it takes longer to complete the financing, obtain necessary permits or build the proposed Ethanol Facilities than we anticipate, we could be forced to seek additional sources of capital and our ability to sell increased amounts of ethanol products would be delayed, which would harm our business, make it more difficult to service our debt obligations.

Plan of Operation

Over the next twelve months we intend to continue construction on the Pratt Facility. Upon completion of the Pratt Facility, we intend to begin the production and sale of ethanol and ethanol co-products. We currently have the financial resources necessary to complete construction of the Pratt Facility and to commence operations at the Pratt Facility.

We also intend to commence the construction of four additional projects at Enid, Oklahoma, Shattuck, Oklahoma, Hugoton, Kansas and Colby, Kansas. Current cash on hand is adequate to cover our administrative costs, but additional funding will be required to provide for the financing of these sites. Additional funding will also be required to provide for the staffing required to administer and manage these projects and to support our growth strategy.

Liquidity and Capital Resources

Available and Restricted Cash

As of December 31, 2005 and June 30, 2006, we had cash and cash equivalents of $124,000 and $944,000, respectively.

As of June 30, 2006, we had restricted cash of approximately $5,830,000 in an escrow account dedicated for payment of construction costs.

Loan Facilities

On March 30, 2006, we entered into a debt agreement with our senior lender, outlining the terms of our construction and term debt financing arrangements. The agreement includes provisions for construction advances up to $54,300,000 for the construction of the Pratt Facility. The interest rate is variable at prime plus 1.75%. Interest is payable monthly during construction and principal and interest payments are required upon completion of construction sufficient to fully repay the debt in 10 years.

The construction and term debt is secured by substantially all of our assets. The debt agreement contains financial and other covenants, and includes restrictions on certain activities such as incurring additional debt. If an event of default, such as failure to make required payments or a failure to comply with covenants after any applicable grace period, were to occur, the senior lender would be entitled to, among other remedies, declare all amounts outstanding under the facility immediately due and payable, and to enforce its security interest and mortgage on our assets. There were no amounts outstanding on this debt agreement at June 30, 2006.

On March 30, 2006, we also entered into a subordinated promissory note with the plant construction contractor for advances up to $7,000,000 plus capitalized interest for construction costs. The interest rate is 12% per annum and the note matures on March 30, 2011. There were no amounts outstanding on this debt agreement at June 30, 2006.

We have obtained a debt service reserve letter of credit of $3,250,000 and a revolving line of credit for up to $7,500,000 for working capital needs through Noble Americas Corp, a minority member of Gateway Holdco. Interest accrues on the line of credit at a rate of prime plus 1.75%. There were no amounts outstanding of these debt agreements at June 30, 2006.

As of June 30, 2006, the maturities for our bank loans for our Pratt Facility are as follows.

All amounts, other than percentages, in millions of U.S. dollars

Lender	Purpose of Facility	Amount of Facility	Current Balance	Maturity
Dougherty Funding, LLC	Senior Debt	$53,400,000	$0	3/31/2011
Dougherty Funding, LLC	Promissory Note	$11,430,000	$10,571,302.87	2/1/2017
Lurgi PSI, Inc.	Subordinated Debt	$7,000,000	$0	3/30/2011
Noble Americas	Debt Reserve LOC	$3,250,000	$0	4/5/2009
Noble Americas	Working Capital LOC	$7,500,000	$0	*

Total		$82,580,000	$10,571,302.87

*We have a binding commitment relating to this working capital facility, but have not yet entered into definitive agreements and we cannot yet borrow these funds. The maturity date for this facility has not yet been set.

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under materials contracts to which we are a party.

•
On May 18, 2006, Orion entered into a Financial Advisory Agreement with Halter Financial Group, L.P. In this agreement, Halter agreed to provide certain financial advisory and consulting services related to our efforts to go public through an alternative public offering and to advise Orion in its efforts to complete an equity financing transaction. In return for these services Halter retained its interest in the Company and will receive $450,000 in cash upon the consummation of the next equity financing transaction that we undertake.

•
On March 30, 2006, Gateway Ethanol and Power to Go, L.L.C. entered into a Sublease agreement in which Power to Go agreed to construct a Substation on the Substation site and to sublease the Substation site and the Substation as constructed to Gateway Ethanol. In consideration for this sublease, Gateway agreed to the following terms.

•
Beginning the 1st day of the month following six months after the completion of the substation, Gateway must pay rent to Power to Go at the rate of $6,000 per month. The obligation to pay rent terminates when the Pratt Facility has reached final completion.

•	After the Pratt Facility reaches final completion, sublease rental payments in the amount of $23,302.82 per month shall begin and continue thereafter until the termination date of the contract.

•	Gateway has the right to terminate the agreement under the following conditions through the purchase of the substation at its fair market value:

•	Sixty months from the first date that rent was paid under the contract
•	Upon recapitalization, or refinancing of the Pratt Facility if purchase of the Substation is required as a condition to any such transaction
•	Upon sale or assignment by Power to Go of any or all of its rights under the agreement.

•
On March 30, 2006, Gateway Ethanol and Power to Go, L.L.C. entered into a Ground Lease to remain in effect until the termination of the substation sublease agreement. Gateway has agreed to lease the real property on which the substation is to be built to Power to Go for no cash consideration in connection with the substation sublease agreement.

•
On March 30, 2006, Gateway Ethanol and Dougherty Funding, LLC entered into a Loan and Security Agreement to provide senior debt for the Pratt, Kansas facility. Dougherty agreed to loan Gateway $54,300,000 to defray the costs of constructing Pratt Facility. The loan has the following provisions:

•	Rate of prime rate as published on the 1st day of the month in the Wall Street Journal plus 175 basis points.
•	A maturity date of March 31, 2011
•	A ten-year amortization schedule
•	A debt service reserve of $4.15 million to be funded by 75% of Pratt facilities free cash flow

•
On March 30, 2006, Gateway Ethanol and Dougherty Funding, LLC entered into a Tax Increment Secured Promissory Note to provide funding for the Pratt Facility. Dougherty agreed to advance Gateway $11,340,000 against future revenues from the Property Tax Increment Rebate Agreement between Gateway Ethanol and Pratt County, Kansas dated February 1, 2006. The promissory note has the following provisions:

•
An initial rate of 8.75% to be adjusted on the third anniversary, sixth and ninth anniversary of the note to a rate per annum equal to the sum of the three-year U.S. Treasury Note constant maturity index and 4.25%.

•	A maturity date of February 1, 2017

•
Interest is payable monthly beginning April 1, 2006 through February 1, 2007 and annually thereafter on February 1 of each year, commencing on February 1, 2008. The principal of the Note shall be payable on each February 1 commencing February 1, 2008.

•
On February 2, 2006 Gateway Ethanol and Noble signed a Working Capital Facilities Term Sheet in which Noble agreed to provide Gateway with a $7.5 million debt facility for the purpose of purchasing the grain feedstocks for the Pratt Facility at plant start-up of the Pratt Facility.

•	Rate of Prime plus 1.75%
•	Up to 180 days from funding of the line of credit
•	Advance rates of 80% of feedstock value, 50% of Work-in-Process value, 90% of ethanol receivables

•
On March 29, 2006 Gateway Ethanol and Noble entered into an Agreement for Letter of Credit in which Noble agreed to provide Gateway with a Debt Service Letter of Credit of $3.25 million pursuant to the Dougherty Funding, LLC Loan and Security Agreement. Noble has agreed to provide funding for the Debt Service Reserve should Gateway not be able to fully fund the Debt Service Reserve Account per the Dougherty Funding Loan and Security Agreement.

•	Annual rate of the one-month LIBOR plus 4% for any draw against the Letter of Credit

•
On March 30, 2006 Gateway Ethanol and Lurgi PSI, Inc. entered into a Subordinated Loan Agreement to provide funding for the Pratt Facility. Lurgi agreed to provide $7,000,000 as a part of this agreement.

•	Rate of 12%
•	Maturity date of March 30, 2011
•	Interest payments mandatory the month following Substantial Completion

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

The review and proper evaluation of the possible impairment of our long-lived assets (the Pratt Facility) and intangible assets (water rights).

•
The Pratt Facility will be evaluated for impairment should industry economics or other relevant factors occur per FAS144.  At this time, Orion believes that the value of the Pratt Facility is fully recoverable.

•
Orion owns Senior Water Rights in connection with their Pratt Facility.  These rights have an indefinite life and Orion has no reason to believe that these rights will not continue to be indefinite in nature.

•	Orion owns options to water rights in Hugoton, Kansas which were renewed in June of 2006. Per FAS142, these options will be amortized on a straight-line basis over the one-year life of these options.

Off-Balance Sheet Arrangements

The company has no off balance sheet arrangements.

DESCRIPTION OF PROPERTY

We are presently engaged in constructing a 55 million gallon per year ethanol plant near Pratt, Kansas. In connection with the Pratt Facility the Company, through its majority owned subsidiary Gateway Ethanol has acquired fee simple ownership of 668 acres of land, which includes 412 acres on which the plant is being constructed and 256 acres, presently cropland, to be used for future company ventures. In addition, we own 959 acre-feet of water rights in the vicinity of the Pratt Facility for future use in connection with the expansion of our Pratt Facility. The real estate and water rights owned in connection with the Pratt Facility are subject to a Mortgage and Security Agreement and Fixture Financing Statement dated March 30, 2006 in favor of Dougherty Funding, LLC in the principal sum of $54,300,000.00 representing indebtedness to be drawn upon during the construction of the Pratt Facility. The note is payable in installments with a final installment of principal and interest due on March 31, 2011. In the opinion of management, the Company’s properties are adequately covered by insurance.

In connection with the Pratt Facility, the Company, through Gateway Ethanol, has entered into a Ground Lease for ten years with Power to Go, LLC, to be used by Power to Go to construct an electric substation for use by the Pratt facility. Gateway and Power to Go have also entered into a Sublease Agreement whereby Gateway leases back the substation and the property covered by the Ground Lease for a ten year term at an initial rental rate of $6,000 per month commencing six months following completion of the substation and increasing to $23,302.82 per moth once the Pratt Facility has achieved final completion. The Sublease gives Gateway the right to purchase the substation at market rate and cancel the Ground Lease.

We have entered into a Letter of Intent or L.O.I. with W.B. Johnston Grain, LLC, in Enid, Oklahoma, in connection with our proposed ethanol plant at Enid, Oklahoma. The L.O.I. enables us to acquire from Johnston approximately 40 acres of fee ownership of land adjacent to Johnston’s grain facility, together with additional rights of way necessary to construct and operate the Enid Facility.

We have entered into a Letter of Intent or L.O.I. with W.B. Johnston Grain, LLC, in Enid, Oklahoma, in connection with our proposed ethanol plant at Shattuck, Oklahoma. The L.O.I. enables us to acquire from Johnston approximately 40 acres of fee ownership of land adjacent to Johnston’s grain facility, together with additional rights of way necessary to construct and operate the Shattuck Facility.

To facilitate development and construction of our proposed ethanol plant at Hugoton, Kansas, we have acquired options to purchase fee title of up to 403 acres of land near Hugoton, Kansas on which the plant will be sited. In addition, we have acquired options to purchase 1495 acre-feet of water rights in the vicinity of the proposed Hugoton Plant for use in connection with ethanol production. The options are for a term of one year with the right to extend for an additional year. Management believes the strike price for the land and water rights if the options are exercised are at market rates.

To facilitate development and construction of our proposed ethanol plant at Colby, Kansas, we have acquired options to purchase fee title of up to 283 acres of land near Colby, Kansas on which the plant will be sited. In addition, we have acquired options to purchase 1800 acre-feet of water rights in the vicinity of the proposed Colby Plant for use in connection with ethanol production. The options are for a term of one year with the right to extend for an additional year. Management believes the strike price for the land and water rights if the options are exercised are at market rates.

We lease 1500 square feet of space for administrative offices in Pratt, Kansas, at what management believes are market rates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 28, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of 307 S. Main, Pratt, KS 67124.

Security	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)

Common Stock	Patrick N. Barker(3)	Chairman and Chief Executive Officer	24,807,057	75.95%

Common Stock	Greengroup, LLC (3)	None	24,807,,057	75.95%

Common Stock	Greengroup Ethanol, LLC (3)	None	24,807,057	75.95%

Common Stock	SNB Associates, LLC (3)	None	24,807,057	75.95%

Common Stock	H. Richard Jarboe	Chief Operating Officer	0	*

Common Stock	Lane Hamm	Treasurer and Chief Financial Officer	0	*

Common Stock	Joshua Barker	Executive Vice President - Risk Management	0	*

Common Stock	Timothy C. Barker	Executive Vice President - Development	0	*

Common Stock	Timothy Halter	Director	1,346,000 (4)	4.12%

Common Stock	All officers and directors as a group (6 persons named above)	N/A	26,153,057	80.07%

* Less than 1%

1 Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2 A total of 32,661,025 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3 Consists of 22,503,772 shares held directly by SNB Associates, LLC and 2,303,285 shares held by Wildcat Holdco, LLC, a limited liability company controlled by SNB Associates, LLC. Greengroup Ethanol, LLC owns a controlling interest (62.84%) in SNB Associates, LLC and Greengroup, LLC owns a controlling interest (85.92%) in Greengroup Ethanol, LLC. Patrick N. Barker controls Greengroup LLC through the provisions of Greengroup, LLC’s operating agreement and Patrick Barker, Ann C. Barker, Brendon Barker, Joshua Barker, Timothy Barker and certain trusts for the benefit of the grandchildren of Patrick and Ann Barker own 19.25%, 19.25%, 20%, 20%, 20% and 1.5% of Greengroup, LLC, respectively.

4 The 1,346,000 shares are held directly by Halter Financial Investments, L.P. a Texas limited partnership (“HFI”) controlled by TPH Capital, L.P. or TPH , Bellfield Capital Partners, L.P., or Bellfield , Rivergreen Capital, LLC, or Rivergreen, and Colhust Capital, L.P., or Colhurst. TPH  controls 50% of HFI, Bellfield controls 20% of HFI, Rivergreen controls 20% of HFI and Colhurst controls 10% of HFI. Timothy P. Halter controls 100% of TPH , David Brigante controls 100% of Bellfield, Marat Rosenberg controls 100% of Rivergreen  and George Diamond controls 100% of Colhurst.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Patrick Barker	61	Chairman and Chief Executive Officer

H. Richard Jarboe	63	Chief Operating Officer

Lane Hamm	38	Treasurer and Chief Financial Officer

Timothy C. Barker	27	Executive Vice President - Development

Joshua N. Barker	31	Executive Vice President - Risk Management

Timothy Halter	40	Director

DR. PATRICK BARKER. Dr. Barker became the Chairman of the Board of Directors of the Company and its Chief Executive Officer on August 28, 2006, the date that we consummated the reverse acquisition transaction with Orion Ethanol. Dr. Barker was the Chairman of Orion and its operating subsidiaries since their inception in August 2005 and has been involved in the development of the Company’s projects since January 2003. Dr. Barker is also the Chief of Surgery at Pratt Regional Medical Center in Pratt, Kansas and has held this position since 1975. Dr. Barker expects that he will spend approximately 95% of his business time on affairs of the Company. Dr. Barker was a Director of Western Savings Association, 1977 to 1982; and Director of Columbia Savings Association, 1982 to 1994; Director of Western Financial Corporation, a savings and loan institution, in 1997. While with the Savings and Loan Industry, Dr. Barker gained extensive experience with mergers and acquisitions of publicly traded entities.

H. RICHARD JARBOE. Mr. Jarboe became the Chief Operating Officer of the Company on August 28, 2006, the date that we consummated the reverse acquisition transaction with Orion Ethanol. Mr. Jarboe was the President of Orion and its operating subsidiaries since their inception in August 2005 and has been involved in overseeing the development of the Company’s projects since April 2002. From January 1994 through March 2004 Mr. Jarboe held the positions of Vice President of Sales and Engineering and later Vice President and General Manager of the Open Circuit Division of Sauer-Danfoss, a hydraulics component manufacturer, and its predecessor company.

LANE HAMM. Mr. Hamm became the Chief Financial Officer of the Company on August 28, 2006, the date that we consummated the reverse acquisition transaction with Orion Ethanol. Mr. Hamm was the Chief Financial Officer of Orion Ethanol and its operating subsidiaries since April 2006. Mr. Hamm acted as an independent financial consultant during the period from August 2004 through April 2006. From February 1994 through November 2003, Mr. Hamm held several executive positions at Blockbuster, Inc., an international entertainment retail company, including the position of Chief Financial Officer of Blockbuster Canada from November 2001 through November 2003.

TIMOTHY C. BARKER. Mr. Barker became the Executive Vice President - Development of the Company on August 28, 2006, the date that we consummated the reverse acquisition transaction with Orion Ethanol. Mr. Barker was a Vice President of Orion and its operating subsidiaries since their inception in August 2005. Mr. Barker is also currently the President of Fresh-n-lite, LLC, a restaurant holding company, and he has held that position since October 2003. Prior to becoming the President of Fresh-n-lite, LLC, Mr. Barker attended Washburn University School of Law where he received a Juris Doctor degree and prior to that Mr. Barker received his B.A. from Oklahoma Christian University in 2001. Mr. Barker intends to spend in excess of 90% of his business time on the affairs of the Company with the remaining 10% or less of his time being spent on the affairs of Fresh-n-lite, LLC.

JOSHUA N. BARKER. Mr. Barker became the Executive Vice President - Risk Management of the Company on August 28, 2006, the date that we consummated the reverse acquisition transaction with Orion Ethanol. Mr. Barker was a Vice President of Orion and its operating subsidiaries since their inception in August 2005. From March 2003 through August 2005, Mr. Barker was the President of Midwest Research & Trading, LLC, an investment advisory business founded by Mr. Barker. From August 2001 through March 2003, Mr. Barker worked as an associate at Stull and Wood, LLC, a law firm in Pratt, Kansas. Mr. Barker received a Juris Doctor degree from the University of Kansas School of Law in 2000 and received a B.A. from University of Kansas.

TIMOTHY P. HALTER. Since 1995, Mr. Halter has been the president and the sole stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. In September 2006, Mr. Halter and other minority partners formed HFI. HFI conducts no business operations. Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (Nasdaq: DXPE), and is an officer and director of Nevstar Corporation, a Nevada corporation, Concept Ventures Corporation, a Nevada corporation, Robcor Properties, Inc., a Florida corporation, and BTHC III, Inc., a Delaware corporation.

Except for Mr. Halter who has tendered his resignation, which will become effective on the tenth day following the mailing to our stockholders of an information statement complying with Rule 14f-1 of the Securities Exchange Act, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

Dr. Patrick Barker is the father of Joshua Barker and Timothy Barker.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Timothy Halter, our former Chief Executive Officer, and Dr. Patrick Barker, our current Chief Executive Officer, for services rendered in all capacities during the noted periods. Except as described below, no executive officers received total annual salary and bonus compensation in excess of $100,000.

Annual Compensation					Long-Term Compensation
					Awards		Payouts
Name And Principal Position	Year (2)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Dr. Patrick Barker (1)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

H. Richard Jarboe (2)	2005	$185,000	-	$12,000	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Timothy Halter(1)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

(1)
Mr. Halter was our Chief Executive Officer from June 21, 2006 through August 28, 2006, the closing of the reverse acquisition of Orion. On August 28, 2006, 2006, Dr. Barker became the Chief Executive Officer of the Company.

(2)
Mr. Jarboe received a salary of $185,000 and a car allowance in the amount of $12,000 in 2005 from Wildcat Bioenergy, LLC, now an affiliate of the Company as a result of the reverse acquisition transaction with Orion Ethanol.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee; all decisions regarding compensation are determined by our entire board of directors.

Stock Option and Stock Appreciation Rights

We do not currently have a Stock Option Plan or Stock Appreciation Rights Plan. No stock options or stock appreciation rights were awarded during the fiscal year ended December 31, 2005.

Employment Agreements

Following is a summary of employment agreements entered into between our subsidiary, Orion Ethanol and each of our executive officers.

PATRICK N. BARKER. Mr. Barker acts as our Chief Executive Officer and President under the agreement. Mr. Barker’s employment agreement has an initial two-year term, however following the first anniversary of the effective date of the employment agreement and each subsequent anniversary, the term of Mr. Barker’s employment agreement shall automatically be extended so as to terminate two (2) years from such anniversary date unless the Company gives Mr. Barker a 90-day notice prior to such anniversary date that the employment agreement will not be extended by the Company beyond its current proscribed term. Mr. Barker’s base salary under the employment agreement is $300,000 per year and he is further eligible for an annual incentive bonus program to be established for executive officers by the Company. In addition, during his period of employment, Mr. Barker is entitled to (i) participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of senior officers pursuant to the terms of such plans and (ii) all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company.

In the event that Mr. Barker’s employment is terminated by the Company “without cause” or by Mr. Barker for “good reason” (each as defined in his employment agreement), Mr. Barker will be entitled to receive: (i) within 75 days of the date of termination (as defined in employment agreement), a lump sum payment of (A) his then applicable base salary (as defined in his employment agreement) and accrued vacation pay through the date of termination and (B) an amount equal to his base salary multiplied by two (2.0); (ii) a pro rated portion of any annual bonus that he would otherwise have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that the Company was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

In the event that Mr. Barker’s employment is terminated by the Company for “cause” or by Mr. Barker without “good reason” (each as defined in his employment agreement), Mr. Barker will receive: (i) his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the date of termination, as soon as practicable following the date of termination (ii) reimbursement, pursuant to Company policy, for reasonable business expenses incurred, but not paid prior to the date of termination, unless the termination resulted from a misappropriation of Company funds; and (iii) will be entitled to any rights, compensation and/or benefits that may be due him following termination to which Mr. Barker is otherwise entitled.

For any period of disability (as defined in the employment agreement), Mr. Barker will receive, during the period of the disability, his full base salary. However, in the event that Mr. Barker’s employment is terminated due to a disability, the Company will (i) pay Mr. Barker his base salary through the date of termination and (ii) provide Mr. Barker with any disability and/or other benefits and compensation to which he is entitled.

H. RICHARD JARBOE. Mr. Jarboe acts as our Chief Executive Officer and President under the agreement. His employment agreement is for a tern of three years. Mr. Jarboe’s base salary under the employment agreement is $250,000 per year and he is further eligible for an annual incentive bonus program to be established for executive officers by the Company. In addition, during his period of employment, Mr. Jarboe is entitled to (i) participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of senior officers pursuant to the terms of such plans and (ii) all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company.

In the event that Mr. Jarboe’s employment is terminated by the Company “without cause” or by Mr. Jarboe for “good reason” (each as defined in his employment agreement), Mr. Jarboe will be entitled to receive: (i) within 75 days of the date of termination (as defined in employment agreement), a lump sum payment of (A) his then applicable base salary (as defined in his employment agreement) and accrued vacation pay through the date of termination and (B) an amount equal to his base salary multiplied by two (2.0); (ii) a pro rated portion of any annual bonus that he would otherwise have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that the Company was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

In the event that Mr. Jarboe’s employment is terminated by the Company for “cause” or by Mr. Jarboe without “good reason” (each as defined in his employment agreement), Mr. Jarboe will receive: (i) his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the date of termination, as soon as practicable following the date of termination (ii) reimbursement, pursuant to Company policy, for reasonable business expenses incurred, but not paid prior to the date of termination, unless the termination resulted from a misappropriation of Company funds; and (iii) will be entitled to any rights, compensation and/or benefits that may be due him following termination to which Mr. Jarboe is otherwise entitled.

For any period of disability (as defined in the employment agreement), Mr. Jarboe will receive, during the period of the disability, his full base salary. However, in the event that Mr. Jarboe’s employment is terminated due to a disability, the Company will (i) pay Mr. Jarboe his base salary through the date of termination and (ii) provide Mr. Jarboe with any disability and/or other benefits and compensation to which he is entitled.

TIMOTHY C. BARKER. Mr. Barker acts as our Executive Vice President-- Development under the agreement. Mr. Barker’s employment agreement has an initial two-year term, however following the first anniversary of the effective date of the employment agreement and each subsequent anniversary, the term of Mr. Barker’s employment agreement shall automatically be extended so as to terminate two (2) years from such anniversary date unless the Company gives Mr. Barker a 90-day notice prior to such anniversary date that the employment agreement will not be extended by the Company beyond its current proscribed term. Mr. Barker’s base salary under the employment agreement is $150,000 per year and he is further eligible for an annual incentive bonus program to be established for executive officers by the Company. In addition, during his period of employment, Mr. Barker is entitled to (i) participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of senior officers pursuant to the terms of such plans and (ii) all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company.

In the event that Mr. Barker’s employment is terminated by the Company “without cause” or by Mr. Barker for “good reason” (each as defined in his employment agreement), Mr. Barker will be entitled to receive: (i) within 75 days of the date of termination (as defined in employment agreement), a lump sum payment of (A) his then applicable base salary (as defined in his employment agreement) and accrued vacation pay through the date of termination and (B) an amount equal to his base salary multiplied by two (2.0); (ii) a pro rated portion of any annual bonus that he would otherwise have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that the Company was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

In the event that Mr. Barker’s employment is terminated by the Company for “cause” or by Mr. Barker without “good reason” (each as defined in his employment agreement), Mr. Barker will receive: (i) his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the date of termination, as soon as practicable following the date of termination (ii) reimbursement, pursuant to Company policy, for reasonable business expenses incurred, but not paid prior to the date of termination, unless the termination resulted from a misappropriation of Company funds; and (iii) will be entitled to any rights, compensation and/or benefits that may be due him following termination to which Mr. Barker is otherwise entitled.

For any period of disability (as defined in the employment agreement), Mr. Barker will receive, during the period of the disability, his full base salary. However, in the event that Mr. Barker’s employment is terminated due to a disability, the Company will (i) pay Mr. Barker his base salary through the date of termination and (ii) provide Mr. Barker with any disability and/or other benefits and compensation to which he is entitled.

LANE HAMM. Mr. Hamm acts as our Chief Financial Officer under the agreement. Mr. Hamm’s employment agreement has an initial two-year term, however following the first anniversary of the effective date of the employment agreement and each subsequent anniversary, the term of Mr. Hamm’s employment agreement shall automatically be extended so as to terminate two (2) years from such anniversary date unless the Company gives Mr. Hamm a 90-day notice prior to such anniversary date that the employment agreement will not be extended by the Company beyond its current proscribed term. Mr. Hamm’s base salary under the employment agreement is $150,000 per year and he is further eligible for an annual incentive bonus program to be established for executive officers by the Company. In addition, during his period of employment, Mr. Hamm is entitled to (i) participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of senior officers pursuant to the terms of such plans and (ii) all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company.

In the event that Mr. Hamm’s employment is terminated by the Company “without cause” or by Mr. Hamm for “good reason” (each as defined in his employment agreement), Mr. Hamm will be entitled to receive: (i) within 75 days of the date of termination (as defined in employment agreement), a lump sum payment of (A) his then applicable base salary (as defined in his employment agreement) and accrued vacation pay through the date of termination and (B) an amount equal to his base salary multiplied by two (2.0); (ii) a pro rated portion of any annual bonus that he would otherwise have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that the Company was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

In the event that Mr. Hamm’s employment is terminated by the Company for “cause” or by Mr. Hamm without “good reason” (each as defined in his employment agreement), Mr. Hamm will receive: (i) his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the date of termination, as soon as practicable following the date of termination (ii) reimbursement, pursuant to Company policy, for reasonable business expenses incurred, but not paid prior to the date of termination, unless the termination resulted from a misappropriation of Company funds; and (iii) will be entitled to any rights, compensation and/or benefits that may be due him following termination to which Mr. Hamm is otherwise entitled.

For any period of disability (as defined in the employment agreement), Mr. Hamm will receive, during the period of the disability, his full base salary. However, in the event that Mr. Hamm’s employment is terminated due to a disability, the Company will (i) pay Mr. Hamm his base salary through the date of termination and (ii) provide Mr. Hamm with any disability and/or other benefits and compensation to which he is entitled.

JOSHUA N. BARKER. Mr. Barker acts as our Executive Vice-President - Risk Management under the agreement. Mr. Barker’s employment agreement has an initial two-year term, however following the first anniversary of the effective date of the employment agreement and each subsequent anniversary, the term of Mr. Barker’s employment agreement shall automatically be extended so as to terminate two (2) years from such anniversary date unless the Company gives Mr. Barker a 90-day notice prior to such anniversary date that the employment agreement will not be extended by the Company beyond its current proscribed term. Mr. Barker’s base salary under the employment agreement is $150,000 per year and he is further eligible for an annual incentive bonus program to be established for executive officers by the Company. In addition, during his period of employment, Mr. Barker is entitled to (i) participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of senior officers pursuant to the terms of such plans and (ii) all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company.

In the event that Mr. Barker’s employment is terminated by the Company “without cause” or by Mr. Barker for “good reason” (each as defined in his employment agreement), Mr. Barker will be entitled to receive: (i) within 75 days of the date of termination (as defined in employment agreement), a lump sum payment of (A) his then applicable base salary (as defined in his employment agreement) and accrued vacation pay through the date of termination and (B) an amount equal to his base salary multiplied by two (2.0); (ii) a pro rated portion of any annual bonus that he would otherwise have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that the Company was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

In the event that Mr. Barker’s employment is terminated by the Company for “cause” or by Mr. Barker without “good reason” (each as defined in his employment agreement), Mr. Barker will receive: (i) his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the date of termination, as soon as practicable following the date of termination (ii) reimbursement, pursuant to Company policy, for reasonable business expenses incurred, but not paid prior to the date of termination, unless the termination resulted from a misappropriation of Company funds; and (iii) will be entitled to any rights, compensation and/or benefits that may be due him following termination to which Mr. Barker is otherwise entitled.

For any period of disability (as defined in the employment agreement), Mr. Barker will receive, during the period of the disability, his full base salary. However, in the event that Mr. Barker’s employment is terminated due to a disability, the Company will (i) pay Mr. Barker his base salary through the date of termination and (ii) provide Mr. Barker with any disability and/or other benefits and compensation to which he is entitled.

The Company’s executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

Board Composition and Committees

The board of directors is currently composed of two members, Timothy Halter and Dr. Patrick Barker. Timothy Halter has tendered his resignation from the position as our director which will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act. Upon the effective date of the resignation Mr. Halter, Dr. Barker will become the sole director of the Company. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be responsible for nominating directors to our board and overseeing our corporate governance programs. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors fees for their attendance at board and committee meetings. We do reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Code of Ethics

We have adopted a Code of Ethics or Code pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. This Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made;
•	Compliance with applicable government laws, rules and regulations;
•	The prompt internal reporting of violations of this Code to the appropriate person or persons; and
•	Accountability for adherence to this Code.

This Code requires the highest standard of ethical conduct and fair dealing of its Senior Financial Officers or SFO, defined as the Chief Executive Officer and Chief Financial Officer. While, per Sarbanes-Oxley, this policy is intended to only cover the actions of the SFO, we expect our other officers, directors and employees will also review this Code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders.

Our SFO are committed to conducting business in accordance with the highest ethical standards. The SFO must comply with all applicable laws, rules and regulations. Furthermore, SFO must not commit an illegal or unethical act, or instruct or authorize others to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon final completion of the Pratt Facility, our controlling stockholder, SNB Associates, LLC, will become entitled to a payment in an amount not to exceed $830,000 for reimbursement of pre-development costs relating to the Pratt Facility. This payment will only be made if there are any unexpended construction contingency or interest reserves at the time of final completion of the Pratt Facility. We anticipate this payment will be made, if at all, in the second half of 2007. This obligation to reimburse SNB Associates, LLC arises under a verbal understanding of the parties.

Our subsidiary, Orion Development, LLC, is obligated to pay to our controlling stockholder, SNB Associates, LLC, $75,000 for expenditures made by SNB Associates, LLC in connection with the acquisition of water options in Hugoton, Kansas. This obligation arises pursuant to a verbal understanding between the parties, which was approved by the board of directors of Orion Development, LLC and reflected in the minutes of a board meeting of Orion Development, LLC.

Our affiliate, Wildcat Holdco, LLC, paid a $100,000 commitment fee to Dougherty Funding, LLC, one of our lenders, on behalf our subsidiary, Gateway Ethanol. Gateway is obligated to repay this amount to Wildcat Holdco, LLC without interest and upon Wildcat’s demand. This obligation of Gateway Ethanol is pursuant to a verbal arrangement.

An affiliate of Indeck Energy Services, Inc., the holder of an approximately 23.7% minority interest in our subsidiary, Gateway Ethanol, has entered into an Energy Services Agreement with Gateway Ethanol, dated October 21, 2005. Under the terms of the Energy Services Agreement, subject to Indeck meeting certain requirements specified in the agreement, Gateway Ethanol is required to purchase steam and heated air from Indeck for use at the Pratt facility at a monthly capacity cost of $672,000 and to reimburse Indeck for the raw materials required to generate such steam and heated air. The monthly capacity cost escalates at a rate of 3% per year over the term of 12 year term of the Energy Services Agreement.

Noble Americas Corp., the holder of an approximately 9.5% minority interest in our subsidiary Gateway Ethanol, has entered into an Ethanol Purchase and Sale Agreement with Gateway Ethanol on December 14, 2005. Pursuant to the Ethanol Purchase and Sale Agreement, Gateway Ethanol is required to sell to Noble all of the ethanol that it produces at its Pratt facility at the price at which Noble resells the ethanol less the costs of distribution and a market rate sales commission. In addition, Noble has arranged a debt service reserve letter of credit through Societe Generale in the amount of $3,250,000 as a credit enhancement mechanism to induce Dougherty Funding, LLC to provide a loan facility to Gateway Ethanol. Noble has also provided Gateway Ethanol with a revolving line of credit for up to $7,500,000, the proceeds of which are to be made available to Gateway Ethanol for working capital needs, including financing the acquisition of corn input for processing into ethanol. Under this revolving facility, Noble is required to make advances to Gateway Ethanol upon the request of Gateway Ethanol. Interest accrues on these advances at a rate of prime plus 1.75% and outstanding amounts are offset by amounts due from Noble to Gateway Ethanol under the Ethanol Purchase and Sale Agreement.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, of which 32,661,025 are currently issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding.

MARKET PRICE OF AND DIVIDEND ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded under the symbol “RTOH.OB” on the NASD Electronic Bulletin Board. The CUSIP number is 78108M108.

The quoted market prices of our common stock on the OTC Bulletin Board, per data listed by National Quotation Bureau, Inc., are as follows:

FISCAL YEAR	QUARTER ENDING	HIGH	LOW
2006	March 31, 2006

2005	December 31, 2005
September 30, 2005
June 30, 2005
March 31, 2005

2004	December 31, 2004
September 30, 2004
June 30, 2004
March 31, 2004
*Market data not available.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Approximate Number of Holders of Our Common Stock

On August 28, 2006, there were approximately 102 stockholders of record of our common stock.

Dividends

We have never declared dividends or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent and Registrar

Our independent stock transfer agent is Standard Registrar & Transfer Company, Inc., located in Draper, Utah. Their mailing address is 12528 South 1840 Street, Draper, Utah 84020. Their phone number is (801) 571-8844.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

To our knowledge, no director, officer or affiliate of ours, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated by reference into this section.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VII of our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes is not so eliminated.

Our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstance, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

RISK FACTORS

The following summarizes material risks relating to us that you should carefully consider. Any of the following risks, if they actually occur, would likely harm our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you could lose the money you paid to buy our common stock.

Risks Relating to Our Business

The assumptions we use may not materialize and our actual business and operations could differ materially as a result.

Many of our assumptions that we use in our business plan are based on documents or agreements that are not yet final or even negotiated, and proposals or plans that have not been implemented. Definitive versions of such agreements, documents, plans, or proposals may contain terms or conditions that vary significantly from our assumptions and may not materialize, or, if they do materialize, may not prove to be profitable. Our actual results or actual business or other conditions may differ materially from those presently contemplated.

We are dependent upon Lurgi to design, engineer and construct the Ethanol Facilities.

We will depend on Lurgi to design, engineer and construct the Ethanol Facilities. We will also depend upon Lurgi’s experience and ability to train us in operating the Ethanol Facilities upon completion. If the Ethanol Facilities are not built or do not operate as we expect, our right to rely on Lurgi to remedy any deficiencies or defects will be limited by the terms of our contracts, some of which has not yet been finalized. If Lurgi is unable to complete the design and construction of the Ethanol Facilities or otherwise provide us with services or meet any of its material obligations to us for any reason, our business would likely be adversely affected and we might be required to seek additional capital or discontinue development of some or all of the Ethanol Facilities.

We may encounter defective material and workmanship or process engineering.

Under the terms of the design and engineering contract for the Pratt Facility and contracts which we intend to enter for the other Ethanol Facilities, we expect Lurgi to warrant that the material and equipment which it procures to build the proposed Ethanol Facilities will be free from mechanical defects and defects in material and workmanship for a period of time from the date of the Ethanol Facilities start-up. In addition, we expect that Lurgi will warrant that the process design and engineering will satisfy certain performance criteria and expect that the contracts will include significant liquidated damages should the Ethanol Facilities not meet the stated performance criteria. Any defects in material or workmanship may cause substantial delay in the commencement of operation of the Ethanol Facilities. If defects are discovered after operation, or if the Ethanol Facilities fail to meet the performance criteria, it could cause substantial delay in the commencement of operation of the Ethanol Facilities and may have a material adverse impact on our financial performance and could harm our business. Such delays at the Pratt Facility will negatively impact our cash flow and impair our ability to satisfy the current debt obligations for the Pratt Facility.

The condition of our construction sites may differ from what we or Lurgi expect.

If we or Lurgi encounter concealed, unknown or unexpected conditions at our construction sites, then an adjustment in the contract price and time of performance if the conditions affect costs and performance time may be required. In any event, concealed, unknown or unexpected conditions will increase the cost of the Ethanol Facilities. By concealed, unknown or unexpected conditions, we mean any concealed physical conditions at a site that materially differ from the conditions contemplated in the proposed project plans, or any unknown or unexpected conditions that differ materially from the conditions ordinarily encountered in similar work. Although the sites will have been inspected, concealed, unknown or unexpected conditions are often very difficult to detect.

We will be dependent on third parties for our grain handling.

We will depend on third parties for all of our grain handling services for both our feedstock supply and marketing of the outputs of our distillers’ grains - including grain purchases, grain hedging and grain transportation. Although we have signed agreements for some of our Pratt Facility, the Company has not yet executed a formal agreement for any of the other Ethanol Facilities. If our grain handlers are not able to complete the grain handling services or defaults on their agreement to provide us grain handling services, we would be materially adversely affected.

The Ethanol Facilities could suffer delays that could harm our business.

We have developed an ambitious timetable for completion of the financing, regulatory, design and engineering, and construction phases of our Ethanol Facilities. Our schedule depends upon how quickly we can obtain required debt and equity capital. Our timetable also depends upon weather and seasonal factors affecting construction projects generally. While we have no knowledge of any events or circumstances such as permitting delays, construction delays or other events that could hinder our schedule, delays often occur in connection with large-scale construction projects. Changes in interest rates or changes in political administrations at the federal, state or local level that result in policy changes towards ethanol, could cause construction and operational delays. If it takes longer to complete the financing, obtain necessary permits or build the proposed Ethanol Facilities than we anticipate, we could be forced to seek additional sources of capital and our ability to sell increased amounts of ethanol products would be delayed, which would harm our business, make it more difficult to service our debt obligations.

We may not be able to implement our expansion strategy as planned or at all.

We have initiated the development of ten state-of-the-art ethanol production facilities, located on five sites throughout Western Kansas and Oklahoma that will produce ethanol, distillers’ grains and carbon dioxide (CO2). We expect to obtain air quality permits for our facilities in Enid, Oklahoma and Shattuck, Oklahoma in the third quarter of 2006, and we expect these facilities to come online in the fourth quarter of 2007.

We may need additional financing to implement our expansion strategy and we may not have access to the funding required for the expansion of our business or such funding may not be available to us on acceptable terms. We may finance the expansion of our business with additional indebtedness or by issuing additional equity securities. We could face financial risks associated with incurring additional indebtedness, such as reducing our liquidity and access to financial markets and increasing the amount of cash flow required to service such indebtedness, or associated with issuing additional stock, such as dilution of ownership and earnings.

We must also obtain numerous regulatory approvals and permits in order to construct and operate additional or expanded facilities. These requirements may not be satisfied in a timely manner or at all. In addition, federal and state governmental requirements may substantially increase our costs, which could have a material adverse effect on our results of operations and financial position. Our expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from our existing operations.

Our construction costs may also increase to levels that would make a new facility too expensive to complete or unprofitable to operate. We have not entered into any construction contracts or other arrangements with respect to the construction of our proposed facilities, other than our Pratt Facility that might limit our exposure to higher costs in developing and completing any new facilities. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportations constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facilities.

Accordingly, we may not be able to implement our expansion strategy as planned or at all. We may not be able to finance, construct, develop or operate these new or expanded facilities successfully.

Our results of operations, financial position and business outlook are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results will be substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

We have no operating history and our business may not be as successful as we envision

We currently have no operating ethanol facilities.

As we are not presently in the ethanol production business, unlike our competitors, we are not benefiting from sales of ethanol at the current, historically unprecedented high price levels. Our inability to capture profits based on the currently high price levels may provide our competitors, who are presently producing ethanol, with greater relative advantages resulting from greater capital resources available to these competitors.

In addition, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to our potential inability to:

•  effectively manage our business and operations;

•  recruit and retain key personnel;

•  successfully maintain our low-cost structure as we expand the scale of our business;

•  manage rapid growth in personnel and operations;

•  develop new products that complement our existing business; and

•  successfully address the other risks described throughout this prospectus.

If we cannot successfully address these risks, our business and our results of operations and financial position would suffer.

We will be dependent on our one ethanol production facility until our other facilities are operational, and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial losses.

Most of our revenues will be derived from the sale of ethanol and the related co-products that we produce at our Pratt Facility until our other facilities are operational. Our operations may be subject to significant interruption if the facility experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to fully cover the potential operational hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.

As part of our business strategy, we may consider acquisitions of building sites, production facilities, storage or distribution facilities and selected infrastructure. We may not find suitable acquisition opportunities.

Acquisitions involve numerous risks, any of which could harm our business, including:

•  difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•  difficulties in supporting and transitioning customers, if any, of the target company or assets;

•  diversion of financial and management resources from existing operations;

•  the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•  risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•  potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

•  assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•  inability to generate sufficient revenue to offset acquisition costs.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders may be diluted, which could affect the market price of our common stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

Our operating results may suffer if Cargill does not perform its obligations under existing arrangements

If Cargill does not perform under our existing arrangements, we may be forced to buy grain at undesirable or uneconomic rates, or we may not have access to grain at all. Additionally, we may have difficulty selling our distillers grains if Cargill does not perform. These conditions may cause our operating results to suffer.

Our operating results may suffer if Noble does not perform its obligations under the existing marketing agreements we have with Noble. If Noble does not perform under our marketing agreement, we may be forced to sell our ethanol at undesirable or uneconomic rates, or we may not be able to sell our ethanol at all. These conditions may cause our operating results to suffer.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for implementation of our proposed expansion strategy and execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. We do not have employment agreements with our officers or other key personnel. In addition, we do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Risks Relating to Our Industry

Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers.

The principal raw material we will use to produce ethanol and co-products, including dry and wet distillers grains, is corn and sorghum. As a result, changes in the price of corn can significantly affect our business. In general, rising corn prices produce lower profit margins. Because ethanol competes with non-corn-based fuels, we will not be able to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. Over the ten-year period from 1996 through 2005, corn prices (based on the Chicago Board of Trade, or CBOT, daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.47 per bushel during this period. At August 25, 2006, the CBOT nearby contract price per bushel of corn was $2.25.

The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend operations until corn is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we will have pay for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity as any of our proposed facilities.

The spread between ethanol and corn prices can vary significantly and we do not expect the spread to remain at recent high levels.

Our gross margin will depend principally on the spread between ethanol and corn prices. During the five-year period from 2001 to 2005, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.94 per gallon to a high of $2.76 per gallon, averaging $1.50 per gallon during this period. In recent periods, the spread between ethanol and corn prices has been at an historically high level, driven in large part by high oil prices and historically low corn prices. During 2005, however, this spread fluctuated widely and fluctuations are likely to continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our results of operations and financial position.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we will use in our manufacturing process.

We will rely upon third parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position. The price fluctuations in natural gas prices over the six-year period from December 31, 1999 through December 28, 2005, based on the NYMEX daily futures data, has ranged from a low of $1.83 per MMBTU in 2001 to a high of $13.91 per MMBTU in 2005, averaging $5.25 per MMBTU during this period. At March 31, 2006, the NYMEX price of natural gas was $7.11 per MMBTU.

Fluctuations in the selling price and production cost of gasoline may reduce our profit margins.

Ethanol is marketed both as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our results of operations and financial position may be materially adversely affected if gasoline demand or price decreases. Historically, the price of a gallon of gasoline has been lower than the cost to produce a gallon of ethanol. In addition, some of our sales contracts will provide for pricing on an indexed basis, so that the price we will receive for products sold under these arrangements will be adjusted as gasoline prices change.

Our business is subject to seasonal fluctuations.

Our operating results will be influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline especially in connection with our indexed, gas-plus sales contracts. The price of unleaded gasoline tends to rise during each of the summer and winter. We do not know yet how these seasonal fluctuations will affect our results over time.

We engage in hedging transactions and other risk mitigation strategies that could harm our results.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, we will enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline will also affect the price we receive for our ethanol under indexed contracts. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. We may also vary the amount of hedging or other risk mitigation strategies we may undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•  additional rail capacity

•  additional storage facilities for ethanol;

•  increases in truck fleets capable of transporting ethanol within localized markets;

•  expansion of refining and blending facilities to handle ethanol; and

•  growth in service stations equipped to handle ethanol fuels.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.

According to the RFA, domestic ethanol production capacity has increased from 1.9 BGY as of January 2001 to an estimated 4.5 BGY at April 27, 2006. The RFA estimates that, as of April 27, 2006, approximately 2.2 BGY of additional production capacity is under construction. The ethanol industry in the U.S. now consists of more than 90 production facilities. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased.

We may not be able to compete effectively in our industry.

In the U.S., we compete with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company, or ADM, Cargill, Inc., or Cargill, Aventine Renewable Energy, Inc., or Aventine, and Abengoa Bioenergy Corp., or Abengoa. As of April 27, 2006, the top ten producers accounted for 46.5% of the ethanol production capacity in the U.S. according to the RFA. A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which do not affect the local price of corn grown in the proximity to the facility as much as larger facilities like ours do. In addition, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in our industry consists of smaller-sized facilities. Most new ethanol plants under development across the country are individually owned. In addition, institutional investors and high net worth individuals could heavily invest in ethanol production facilities and oversupply the demand for ethanol, resulting in lower ethanol price levels that might adversely affect our results of operations and financial position.

We also face increasing competition from international suppliers. Although there is a $0.54 per gallon tariff (which is scheduled to expire in 2007) on foreign produced ethanol that is approximately equal to the blenders’ credit, ethanol imports equivalent to up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.

Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our results of operations and financial position.

The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The blenders’ credits may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. The elimination or significant reduction in the blenders’ credit or other programs benefiting ethanol may have a material adverse effect on our results of operations and financial position.

Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S.

Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol. In May 2006, bills were introduced in both the U.S. House of Representatives and U.S. Senate to repeal the $0.54 per gallon tariff. We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if this proposed legislation is enacted or if the tariff is not renewed beyond its current expiration in December 2007. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and financial position. In addition, the North America Free Trade Agreement, or NAFTA, which entered into force on January 1, 1994, allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

The effect of the RFS in the recent Energy Policy Act is uncertain.

The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted energy bill, however, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. In addition, the rules for implementation of the RFS and the energy bill are still under development.

The legislation did not include MTBE liability protection sought by refiners, and ethanol producers have estimated that this will result in accelerated removal of MTBE and increased demand for ethanol. Refineries may use other possible replacement additives, such as iso-octane, iso-octene or alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than production for estimated demand, resulting in excess production capacity in our industry, which would negatively affect our results of operations, financial position and cash flows. See “—New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.”

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations.

Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or U.S. EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would adversely offset demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial position.

The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

Our competitive position, financial position and results of operations may be adversely affected by technological advances.

The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on our business, because our facilities are designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. We do not predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.

Any advances in technology which require significant capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on our results of operations and financial position.

Financial Risks

Our level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs.

As of June 30, 2006, our total debt was $10,571,302.87. Our substantial indebtedness could have important consequences for you by adversely affecting our financial position. Our substantial indebtedness could:

•  require us to dedicate a substantial portion of our cash flow from operations to payments with respect to our indebtedness, thereby reducing the availability of our cash flow for working capital, capital expenditures and other general corporate expenditures;

•  increase our vulnerability to adverse general economic or industry conditions;

•  limit our flexibility in planning for, or reacting to, competition or changes in our business or industry;

•  limit our ability to borrow additional funds;

•  restrict us from building new facilities, making strategic acquisitions, introducing new products or services or exploiting business opportunities; and

•  place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

Our ability to make payments on and refinance our indebtedness will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control.

If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take these actions, if necessary, on commercially reasonable terms or at all. In addition, our secured lenders could foreclose on and sell our assets if we default on our indebtedness.

Moreover, we have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

Construction of the Ethanol Facilities could cost more than anticipated.

Although our contract with Lurgi to engineer, design and build the Pratt Facility and contracts to be entered into for the other Ethanol Facilities will contemplate a lump sum, guaranteed maximum price arrangement, construction and other cost overruns can occur. Cost overruns in connection with our Ethanol Facilities are very possible due to change orders approved by us, delays in completion of the proposed Ethanol Facilities due to various factors, including acts of God, destruction of the Ethanol Facilities by fire or other hazards, and inability to obtain materials or labor or other factors. Cost overruns could cause substantial delay in the commencement of operation of the Ethanol Facilities and may have a material adverse impact on our financial performance and could harm our business. Our estimated project costs and use of funds will include a construction contingency to cover such costs, however, there can be no assurance that such cost overruns will not exceed the contingency and we could be required to borrow additional debt capital to cover such overruns. There are no assurances that such debt capital would be available or if available would be on terms favorable or acceptable to us.

We need third party debt financing to construct and operate the Ethanol Facilities.

Based on current cost estimates, we believe we will need approximately $400 million to pay for the Ethanol Facilities, including initial working capital needs. We intend to seek debt financing of approximately $300 million for costs of construction and initial operation of the Ethanol Facilities, depending on how much equity we raise. The use of debt financing increases the risk that we will not be able to operate profitably because we will need to make principal and interest payments on the indebtedness. Debt financing will also expose the Company to the risk of a default on the indebtedness and a foreclosure and sale of the Ethanol Facilities.

Risks Related to our Common Stock

Our common stock has a small public float and shares of our common stock eligible for public sale could cause the market price of our stock to drop, even if our business is doing well, and make it difficult for us to raise additional capital through sales of equity securities.

As of August 28, 2006, we had outstanding 32,661,025 shares of our common stock. Approximately 32,643,740 of these shares were restricted under the Securities Act of 1933, including approximately 24,807,057 shares beneficially owned, in the aggregate, by our executive officers, directors and 10% stockholders. Accordingly, our common stock has a public float of approximately 17,285 shares held by a relatively small number of public investors.

Our stock price is highly volatile, which could result in substantial losses for investors purchasing shares of our common stock and in litigation against us.

The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future. The market price of our common stock may continue to fluctuate in response to one or more of the following factors, many of which are beyond our control:

•  changing conditions in the ethanol and fuel markets;

•  the volume and timing of the receipt of orders for ethanol from major customers;

•  competitive pricing pressures;

•  our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;

•  the introduction and announcement of one or more new alternatives to ethanol by our competitors;

•  changes in market valuations of similar companies;

•  stock market price and volume fluctuations generally;

•  regulatory developments or increased enforcement;

•  fluctuations in our quarterly or annual operating results;

•  additions or departures of key personnel;

•  our inability to obtain construction, acquisition, capital equipment and/or working capital financing; and

•  future sales of our common stock or other securities.

Furthermore, we believe that the economic conditions in the United States as a whole, could have a negative impact on our results of operations. Demand for ethanol could also be adversely affected by a slow-down in overall demand for oxygenate and gasoline additive products. The levels of our ethanol production and purchases for resale will be based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect our business. Furthermore, we recognize revenues from ethanol sales at the time of delivery. The failure to receive anticipated orders or to complete delivery in any quarterly period could adversely affect our results of operations for that period. Quarterly results are not necessarily indicative of future performance for any particular period, and we may not experience revenue growth or profitability on a quarterly or an annual basis.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On August 28, 2006, we issued 31,272,740 shares of our common stock to the members of Orion. The issuance of our shares to these individuals and entities was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

During the second quarter of 2006, we issued 1,360,000 shares of common stock to two accredited shareholders for total proceeds of $13,600.

On March 30, 2006, we issued 2,000,000 shares of common stock (pre-split) to our President, Jeff Jenson to retire $20,000 on a note payable due to him.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On August 28, 2006, concurrent with the change in control transaction discussed in Item 5.01 below, our Board of Directors elected to continue the existing relationship of our new subsidiary Orion with Hein & Associates, LLP, Certified Public Accountants, and appointed Hein & Associates, LLP, Certified Public Accountants as our independent auditor. Additionally, concurrent with the decision to maintain our relationship with Hein & Associates, LLP, Certified Public Accountants, our Board of Directors approved the dismissal of Mantyla McReynolds as our independent auditor.

No accountant’s report issued by Mantyla McReynolds on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

During our two most recent fiscal years (ended December 31, 2005 and 2004) and from January 1, 2006 to the date of this prospectus, there were no disagreements with Mantyla McReynolds on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two most recent fiscal years (ended December 31, 2005 and 2004) and from January 1, 2006 to the date of this prospectus.

We furnished a copy of this disclosure to Mantyla McReynolds and requested Mantyla McReynolds to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibit 16.1 to this current report on Form 8-K.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Orion, the former members of Orion own 95.75% of the total outstanding shares of our capital stock and 95.75% total voting power of all our outstanding voting securities.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

In connection with the closing of the reverse acquisition of Orion (as described in Item 2.01 of this report), Timothy Halter tendered his resignation as our director. The resignation of Mr. Halter will become effective upon the tenth day following the mailing of an information statement complying with the requirements of Rule 14f-1 under the Securities Exchange Act to our stockholders which will occur around September 8, 2006. This information statement was filed with the SEC today and will be mailed out as soon as practicable. At the closing of the reverse acquisition, Timothy Halter also resigned from all offices he held with us.

On August 28, 2006, in connection with the closing of the reverse acquisition, Dr. Patrick Barker was appointed as Chairman of our Board of Directors and our Chief Executive Officer, H. Richard Jarboe became our Chief Operating Officer, Lane Hamm became our Chief Financial Officer, Timothy Barker became our Executive Vice President - Development and Joshua Barker became our Executive Vice President - Risk Management. Upon the effective date of the resignation of Mr. Halter, Dr. Barker will become our sole director.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the audited financial statements of Gateway Holdco, LLC, and Orion Development, LLC, for the six month period ended June 20, 2006, and the fiscal years ended December 31, 2005 and 2004.

(b) Pro forma financial information

Filed herewith is the pro forma consolidated Financial Statements of the Company and the Orion Group for the requisite periods.

(c) Exhibits

Exhibit No.	Description

2.1	Securities Exchange Agreement, dated August 28, 2006, among the registrant, Orion Ethanol, LLC and the members of Orion Ethanol, LLC.

2.2	Unit Exchange Agreement, dated August 28, 2006, among Orion Ethanol, LLC and each of the members of Orion Development, LLC.

2.3	Unit Exchange Agreement, dated August 28, 2006, among Orion Ethanol, LLC and each of the members of Gateway Holdco, LLC.

3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of the State of Nevada on April 24, 2006, as amended to date. [Incorporated by reference to the Company’s preliminary information statement on Schedule 14C filed with the Securities and Exchange Commission on May 19, 2006.]

3.2	Bylaws of the registrant adopted on April 24, 2006

3.3	Amended and Restated Orion Ethanol, LLC Operating Agreement, dated August 28, 2006.

3.4	Gateway Holdco, LLC Operating Agreement, dated March 30, 2006.

3.5	Gateway Ethanol, LLC Operating Agreement, dated March 30, 2006.

3.6	Amended and Restated Orion Development, LLC Operating Agreement, dated August 28, 2006.

10.1	Financial Advisory Agreement, dated May 18, 2006, between Halter Financial Group, L.P. and Orion Ethanol.

10.2	Ground Lease, dated March 30, 2006, between Gateway Ethanol and Power To Go, L.L.C.

10.3	Sublease Agreement, dated March 30, 2006, between Power to Go, L.L.C. and Gateway Ethanol, LLC.

10.4	Loan and Security Agreement, dated March 30, 2006 between Gateway Ethanol and Dougherty Funding.

10.5	Tax Increment Secured Promissory Note by Gateway Ethanol, LLC in favor of Dougherty Funding, LLC in the principal amount of $11,340,000.

10.6	Working Capital Facilities Term Sheet, dated February 2, 2006, between Gateway Ethanol and Noble Americas.

10.7	Agreement for Letter of Credit, dated March 29, 2006, between Gateway Ethanol and Noble Americas.

10.8	Subordinated Loan Agreement, dated March 30, 2006, between Gateway Ethanol, LLC and Lurgi PSI.

10.9	Employment Agreement between Orion Ethanol, LLC and Dr. Patrick N. Barker, dated August 15, 2006.

10.10	Employment Agreement between Orion Ethanol, LLC and H. Richard Jarboe, dated August 15, 2006.

10.11	Employment Agreement between Orion Ethanol, LLC and Lane Hamm, dated August 15, 2006.

10.12	Employment Agreement between Orion Ethanol, LLC and Joshua Barker, dated August 15, 2006.

10.13	Employment Agreement between Orion Ethanol, LLC and Timothy Barker, dated August 15, 2006.

10.14	Property Tax Increment Rebate Agreement dated as of February 1, 2006 between Pratt County, Kansas and Gateway Ethanol, LLC.

14.1	Code of Ethics.

16.1	Letter from Mantyla McReynolds regarding the change in certifying accountants.

21.1	Subsidiaries of the registrant

99.1	Press Release announcing closing of reverse acquisition transaction with Orion Ethanol.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2006

RTO HOLDINGS, INC.

By: /s/ Patrick N. Barker
Patrick N. Barker
Chief Executive Officer

GATEWAY HOLDCO, LLC

REPORT OF INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM

Board of Directors and Members of
Gateway Holdco, LLC
Pratt, Kansas

We have audited the accompanying consolidated balance sheets of Gateway Holdco, LLC and Subsidiary, a development stage company, as of June 30, 2006, December 31, 2005 and 2004 and the related statements of operations, members’ equity and cash flows for each of the years in the three year period ended December 31, 2005, the six months ended June 30, 2006 and the period from January 1, 2003 (inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a testing basis, evidence supporting the amounts and disclosures in the financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Holdco, LLC and Subsidiary as of June 30, 2006, December 31, 2005 and 2004 and the related statements of operations, members’ equity and cash flows for each of the years in the three year period ended December 31, 2005, the six months ended June 30, 2006 and the period from January 1, 2003 (inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United State of America.

Hein & Associates LLP

Houston, Texas
July 20, 2006

Gateway Holdco, LLC
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	June 30, 2006	December 31, 2005	December 31, 2004

CURRENT ASSETS
Cash and cash equivalents	$66	$124	$2,906
Prepaid expenses and other current assets	320
Restricted cash	5,830
Total current assets	6,216	124	2,906
PROPERTY AND EQUIPMENT
Land and improvements	2,428	2,675	2,521
Construction in Progress	10,587	1,885	727
	13,015	4,560	3,248
Water Rights	1,166	1,166	41
Loan costs net of accumulated amortization
of $31 in 2006	1,598
Deposits on construction	5,950
	8,714	1,166	41
	$27,945	$5,850	$6,195

LIABILITIES AND MEMBERS' EQUITY

	June 30, 2006	December 31, 2005	December 31, 2004
CURRENT LIABILITIES
Accounts payable and accrued expenses	168		549
Advances payable-related parties	129
Total current liabilities	297	-	549
LONG-TERM DEBT	10,495
COMMITMENTS AND CONTINGENCIES (NOTES E&F)
MEMBERS' EQUITY
Members Equity	19,299	7,798	6,935
Accumulated deficit during development stage	(2,146)	(1,948)	(1,289)
TOTAL MEMBERS' EQUITY	17,153	5,850	5,646
Total Liabilities & Members' Equity	$27,945	$5,850	$6,195

See accompanying notes to these consolidated financial statements

Gateway Holdco, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

						For the
						Period
						from
						January 1,
	For the six	For the six				2003
	months	months	For the	For the	For the year	(inception)
	ended	ended	year ended	year ended	ended	through
	June 30,	June 30,	December	December	December	June 30,
	2006	2005	31, 2005	31, 2004	31, 2003	2006
		(unaudited)
Operating expenses
Labor, contract labor and payroll taxes	$43	$153	$245	$2	$5	$295
Insurance	23	11	11		8	42
Legal, accounting & consulting	202	274	323	897	220	1,642
Other	19	59	80	102	58	259
	287	497	659	1,001	291	2,238
Loss from operations	(287)	(497)	(659)	(1,001)	(291)	(2,238)
Interest income	89			1	2	92
NET LOSS	$(198)	$(497)	$(659)	$(1,000)	$(289)	$(2,146)

See accompanying notes to these consolidated financial statements

Gateway Holdco, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
(In thousands)

		Accumulated
		deficit during
		Development	Total Members
	Members Equity	Stage	Equity
Balance January 1, 2003 (Inception)	$-	$-	$-
Capital contribution - cash	900	-	900
Capital contribution - property	43	-	43
Net loss	-	(289)	(289)
Balance December 31, 2003	943	(289)	654
Capital contribution	6,050	-	6,050
Distribution	(58)	-	(58)
Net loss	-	(1,000)	(1,000)
Balance December 31, 2004	6,935	(1,289)	5,646
Capital contribution	250	-	250
Cash distribution to members	(350)	-	(350)
Step-up in basis-change in control	963	-	963
Net loss	-	(659)	(659)
Balance December 31, 2005	7,798	(1,948)	5,850
Capital contribution	11,501	-	11,501
Net loss	-	(198)	(198)
Balance June 30, 2006	$19,299	$(2,146)	$17,153

See accompanying notes to these consolidated financial statements

Gateway Holdco, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
						For the
						period from
						January 1,
						2003
	For the six	For the six	For the year	For the year	For the year	(inception)
	months	months	ended	ended	ended	through
	ended June	ended June	December 31,	December 31,	December 31,	June 30,
	30, 2006	30, 2005	2005	2004	2003	2006
		(unaudited)
Cash flows from operating activities
Net loss	$(198)	$(497)	$(659)	$(1,000)	$(289)	$(2,146)
Adjustments to reconcile net loss to net cash
used in operating activities
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(320)	-	-	-	-	(320)
Accounts payable and accrued expenses	91	(549)	(549)	524	25	91
Net cash used in operating activities	(427)	(1,046)	(1,208)	(476)	(264)	(2,375)
Cash flows from investing activities
Capital expenditures	(8,199)	(1,259)	(1,474)	(3,010)	(294)	(12,977)
Restricted cash	(5,830)	-	-	-	-	(5,830)
Deposits on construction	(5,950)	-	-	-	-	(5,950)
Net cash used in investing activities	(19,979)	(1,259)	(1,474)	(3,010)	(294)	(24,757)
Cash flows from financing activities
Loan costs	(1,629)	-	-	-	-	(1,629)
Proceeds from long-term debt	10,347	-	-	-	-	10,347
Capital contributions	11,501	-	250	6,050	900	18,701
Distributions to members	-	(350)	(350)	-	-	(350)
Advances from related parties	129	-	-	-	-	129
Net cash provided by financing activities	20,348	(350)	(100)	6,050	900	27,198
Net increase (decrease) in cash and cash equivalents	(58)	(2,655)	(2,782)	2,564	342	66
Balance-beginning of period	124	2,906	2,906	342	-	-
Balance-end of period	$66	$251	$124	$2,906	$342	$66
Non-cash investing and financing activities
Capital contributions of property					$43	$43
Distribution of assets to members				$(58)		$(58)
Step up in basis of assets		$963	$963			$963
Interest expense funded through debt and capitalized	$148					$148
Amortization of loan fees capitalized to construction in progress	$31					$31
Accrued interest capitalized to construction in progress	$77					$77

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Gateway Holdco, LLC, a Kansas limited liability Company located near Pratt, Kansas, was formed on August 29, 2005. Gateway Holdco, LLC and subsidiary (collectively the “Company”) consist of Gateway Holdco, LLC and Gateway Ethanol, LLC. The Company is the successor to a series of Kansas limited liability Companies as discussed in Note B. The Company’s primary purpose is to obtain capital and debt financing to construct, own and operate a facility that produces ethanol and by-products for commercial sale throughout North America. Since inception, the Company’s efforts have been principally devoted to construction and start-up activities. Operations are scheduled to begin in 2007.

Liquidity

As of June 30, 2006, the Company had unrestricted cash of approximately $66,000 and approximately $5,830,000 in an escrow account dedicated for payment of construction costs. In addition to these funds, the Company has access to a senior debt facility of approximately $54,300,000, subordinated debt of $7,000,000 and a revolving line of credit for start-up working capital of up to $7,500,000. These funds are currently believed to be sufficient to allow for the completion of the construction of the facility and plant start-up.

Principles of consolidation

The consolidated financial statements include the accounts of Gateway Holdco, LLC and its wholly owned subsidiary, Gateway Ethanol, LLC All significant intercompany transactions and balances have been eliminated.

 Use of estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Cash and cash equivalents

The Company considers cash and cash equivalents to include all highly liquid investments with original maturities of three months or less.

Restricted Cash

As of June 30, 2006, the Company had cash of approximately $5,830,000 in an escrow account dedicated for payment of construction costs.

 Concentrations of credit risk

The Company’s cash balances are maintained in depository accounts with high quality financial institutions and, at times, may exceed federally insured limits. The Company does not believe it is exposed to significant credit risk as it relates to cash balances.

Debt service escrow

As a condition of the senior debt agreement, the Company will have to maintain a debt service escrow. 75% of the Company’s net cash flow shall be deposited to the debt service escrow until the account balance reaches a minimum of $4,150,000.

 Fair value of financial instruments

The carrying amounts of financial instruments, including cash and cash equivalents, and accounts payable, approximate fair value because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, approximates fair value due to either the interest being determined by variable rates, repricing periodically, or because the fixed rate approximates the current market rate of interest available to the Company.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Property and equipment

Property and equipment are stated at cost. Construction in progress consists of amounts incurred for construction of the ethanol plant, capitalized interest and other costs that meet capitalization criteria. Capitalized interest was $255,202, $0, and $0 for the periods ending June 30, 2006, December 31, 2005, and 2004 respectively. Depreciation will be computed using the straight-line method over the estimated useful lives of the assets when construction is completed and the assets are placed into service.

 Impairment of long-lived assets

The Company will periodically review the carrying value of its property and equipment to determine if events and circumstances exist indicating that the assets might be impaired. If facts or circumstances support the possibility of impairment, the Company will prepare projections of undiscounted cash flows, without interest charges, to determine if the amounts estimated to be generated by those assets are less than the carrying amounts of those assets. If impairment is indicated, an adjustment is made to the carrying amount based on the difference between the sum of the expected future discounted net cash flows and the carrying amount of the asset.

Intangible assets

Intangible assets consist of costs related to water rights. The water rights are considered to have infinite lives at this time and for that reason will have no corresponding amortization. The Company will evaluate the remaining useful life each year to determine whether events and circumstances continue to support an indefinite useful life.

Loan costs

Loan costs are capitalized and amortized over the term of the related debt using the interest method of amortization.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Organizational and start-up costs

Organizational and start-up costs including professional fees, travel, salaries, insurance and other costs are expensed as incurred.

Income taxes

The Company is organized as a limited liability company under state law. Accordingly, the Company’s earnings pass through to the members and are taxed at the member level. No income tax provision has been included in these financial statements. Differences between the financial statement basis of assets and the tax basis of assets are related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes.

NOTE B - PREDECESSOR COMPANIES

Development of the Pratt ethanol plant site began in 2003 with the formation of Southwest Ethanol, LLC (Southwest) on February 27, 2003. On December 27, 2004, Southwest contributed all of the assets related to the future plant site to Wildcat Bio-Energy, LLC (Wildcat) in exchange for an 18% interest in Wildcat.

Wildcat continued development of the Pratt ethanol plant site through 2005. In December 2005, SNB Associates purchased the original Wildcat members’ interests resulting in a change in control of Wildcat. Due to the change in control, a step-up in basis of $963,000 was recorded to land and improvements. The step-up was based on a current appraisal.

On March 30, 2006, Wildcat contributed all of its assets related to the ethanol plant site to Gateway Holdco, LLC. These assets consisted of land, land improvements, water rights and construction in progress.

Southwest and Wildcat are considered predecessor companies to Gateway Holdco, LLC and as such are presented in these financial statements as one entity.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE C - LONG-TERM DEBT

Long-term debt consists of the following:

		December 31,
	June 30, 2006	2005	2004
 Note payable to senior lender secured by property tax rebate payments, variable interest rate at three-year U.S. Treasury Note + 4.25% (8.75%at June 30, 2006), adjusted every three years, monthly interest payments through February 1,2007 and annual principal and interest

payments thereafter, with a final payment due February 1, 2017.	$10,494,778	$-	$-
Less current maturities	-	-	-
	$10,494,778	$-	$-

Future maturities of long-term debt as of June 30, 2006 are as follows:

Years ending December 31,
2006	$-
2007	$-
2008	$697,000
2009	$851,000
2010	$960,000
Thereafter	$7,986,778
$10,494,778

Rebate payments from Pratt County, Kansas are required prepayments of principal on this note. See Note G.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE C - LONG-TERM DEBT - continued

On March 30, 2006, the Company entered into a debt agreement with the senior lender, outlining the terms of its construction and term debt financing arrangements. The agreement includes provisions for construction advances up to $54,300,000 for the construction of the ethanol plant in Pratt County. The interest rate is variable at prime plus 1.75%. Interest is payable monthly during construction and principal and interest payments are required upon completion of construction sufficient to fully repay the debt in 10 years. The construction and term debt is secured by substantially all of the assets of the Company. The debt agreement contains financial and other covenants, and includes restrictions on certain activities of the Company, such as incurring additional debt. If an event of default, such as failure to make required payments or a failure to comply with covenants after any applicable grace period, were to occur, the senior lender would be entitled to, among other remedies, declare all amounts outstanding under the facility immediately due and payable, and to enforce its security interest and mortgage on the assets of the Company. There were no amounts outstanding on this debt agreement at June 30, 2006.

On March 30, 2006, the Company entered into a subordinated promissory note with the plant construction contractor for advances up to $7,000,000 plus capitalized interest for construction costs. The interest rate is 12% per annum and the note matures on March 30, 2011. There were no amounts outstanding on this debt agreement at June 30, 2006.

The Company has obtained a debt service reserve letter of credit of $3,250,000 and a revolving line of credit for up to $7,500,000 for working capital needs through Noble Americas Corp, a member of the Company. Interest accrues on the line of credit at a rate of prime plus 1.75%. There were no amounts outstanding on these debt agreements at June 30, 2006. See note E.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE D - MEMBERS’ EQUITY

The Company was organized with two classes of member units: Class A and Class B. All classes have voting rights. Class B units have all of the rights and privileges of Class A units except the right to nominate or elect directors. Founding members received 19,620 Class A and 1,500 Class B units for contributed property and cash. As of June 30, 2006, the Company had issued 19,620 Class A units and 1,500 Class B units for a cash contribution of $11,501,000 and property from predecessor companies of $5,850,000. See note B for discussion of capital contributions by predecessor companies.

All members, other than Lurgi, of the Company are to share on a pro rata basis the profits and losses based on their Class A unit ownership.

Transfer or disposition of member units is subject to certain restrictions, including approval by the Board of Directors.

NOTE E - RELATED PARTIES

Wildcat Holdco, LLC and Orion Development LLC are considered related parties of the Company in that certain of the Company’s owners are also partial owners of these entities.

Pre-development costs

Upon final completion of the Pratt, Kansas ethanol facility, SNB Associates, LLC, the majority member of the Company, will become entitled to a payment in an amount not to exceed $830,000 for reimbursement of pre-development costs relating to the Pratt facility. This payment will only be made if there are any unexpended construction contingency or interest reserves at the time of final completion of the Pratt facility.  If necessary, the Company anticipates making this payment in the second half of 2007.  This obligation to reimburse SNB Associates, LLC arises under a verbal understanding of the parties.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE E - RELATED PARTIES - continued

Commitment fee

Wildcat Holdco, LLC, paid a $100,000 commitment fee to the senior lender on behalf the Company. The Company is obligated to repay this amount to Wildcat Holdco, LLC without interest and upon demand.  This obligation is pursuant to a verbal arrangement.

Payable to member

The Company has a payable to SNB Associates, LLC of $29,000 at June 30, 2006 primarily related to $25,000 paid by SNB on behalf of the Company to the Company’s senior lender for legal and other expenses related to securing a senior debt facility.

Management fees

The Company paid management fees to Orion Development LLC of $10,316, $0, and $0 for the periods ended June 30, 2006, December 31, 2005, and 2004 respectively.

Energy service agreement

An affiliate of Indeck Energy Services, Inc., a member of the Company, entered into an Energy Services Agreement with the Company, dated October 21, 2005.  The Company is required to purchase steam and heated air from Indeck for use at the Pratt facility at a monthly capacity cost of $672,000 and to reimburse Indeck for the raw materials required to generate such steam and heated air.  The monthly capacity cost escalates at a rate of 3% per year over the term of 12 year term of the Energy Services Agreement.  The 12 year term starts at the in-service date.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE E - RELATED PARTIES - Continued

Ethanol marketing agreement

Noble Americas Corp. (Noble), a member of the Company, entered into an Ethanol Purchase and Sale Agreement with the Company on December 14, 2005.  Pursuant to the Ethanol Purchase and Sale Agreement, the Company is required to sell to Noble all of the ethanol that it produces at its Pratt facility at the price at which Noble resells the ethanol less the costs of distribution and a market rate sales commission.  In addition, Noble has arranged a debt service reserve letter of credit and a revolving line of credit for working capital needs, including financing the acquisition of corn input for processing into ethanol.  See Note C.

Boiler Lease

The Company has entered into a lease agreement with Indeck, a member, for the design and construction of a natural gas boiler. The operating lease requires 60 monthly lease payments of $64,590 starting when the ethanol plant is operational, but no later than January 1, 2008. Should final completion of the plant per the Company’s construction agreement with Lurgi not be met by August 1, 2007, the Company shall be obligated to pay Indeck a sum of $25,000 per month until January 1, 2008.

Corn Supply Agreement

Cargill, Incorporated, a member of the Company, entered into a Corn Supply Agreement with the Company on March 30, 2006.  Pursuant to the Corn Supply Agreement, the Company is required to purchase exclusively from Cargill all of their grain requirements. The Company will pay Cargill the agreed price of the grain plus a grain origination fee.

  Distillers Grain Marketing Agreement

Cargill, Incorporated, a member of the Company, entered into a Distillers Grain Marketing Agreement with the Company on March 30, 2006.  Pursuant to the Distillers Grain Marketing Agreement, the Company is required to sell to Cargill all of the Distillers Grain that it produces at its Pratt facility at the price at which Cargill resells the distillers grain less the costs of distribution and a market rate sales commission.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE F - COMMITMENTS AND CONTINGENCIES

On January 31, 2006, the Company entered into agreements for the construction of a grain and dry distiller’s grain handling and storage facility and a loop rail facility in connection with the proposed ethanol plant. On March 30, 2006, the Company entered into an agreement for the construction of the ethanol plant. The project is expected to be completed during 2007 with estimated direct project costs of $75,400,000 and total project costs of $93,000,000. At June 30, 2006, December 31, 2005 and 2004, construction costs of $10,587,097, $1,884,690 and $727,457 respectively, are included in construction in progress.

On March 30, 2006, the Company entered into agreements for the construction of an electrical substation. Under these agreements, land owned by the Company is leased to an unrelated third-party for a minimum of five and up to 10 years under the condition that the third-party must build a substation according to specifications and sublease it back to the Company for $23,303 per month. Company has the right to purchase the substation at a Fair Market Value after 60 months. The Fair Market Value will be negotiated by the Company and the sublessor. Should the two parties be unable to reach an agreement on the value, an independent appraisal will be used to determine the value of the facility.

Substantially all of the Company’s facilities will be subject to federal, state, and local regulations relating to the discharge of materials into the environment. Management believes that the currently anticipated practices and procedures for the control and disposition of such wastes comply with the applicable federal, state and local requirements.

On March 30, 2006, the Company entered into agreements with Cargill, Incorporated to manage its exposure to price risk related to forecasted corn, forward corn purchase contracts, and natural gas after the ethanol plant is operational. These agreements have an initial term of 10 years. The Company also entered into an exclusive distiller grain marketing agreement with Cargill, Incorporated that will commence on the first day of distiller grain sales and continue for an initial term of 10 years. The agreement calls for a fixed marketing fee percentage based upon sales with a minimum annual production of 13,800 tons per month. Cargill Biofuels, LLC, an affiliate of Cargill, Incorporated, is a member of the Company.

Gateway Holdco, LLC and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006 and December 31, 2005 and 2004

NOTE F - COMMITMENTS AND CONTINGENCIES - continued

The Company has entered into an agreement with the City of Pratt to purchase a minimum of 800 acre feet of water annually for a term of twenty years. The agreement calls for an initial rate of 39.95 cents per 1000 gallons of water plus 1/120th per month of the city’s cost of extending a pipeline to the facility. In addition, the agreement allows for a 2% annual rate adjustment.

The Company has entered into an agreement with Ninnescah Rural Electric Cooperative Association for the delivery of electricity to the facility for a term of ten years at the KEPCO 11/06/2003 rates.

NOTE G - PROPERTY TAX REBATES

On February 1, 2006, the Company entered into a property tax rebate agreement with Pratt County, Kansas. The agreement allows 95% of taxes collected associated with the ethanol plant for years 2007 through 2012 and 75% of the taxes for years 2013 through 2016 to be rebated. See Note C.

NOTE H - SUBSEQUENT EVENTS - UNAUDITED

On or about August 23, 2006, a proposed transaction is contemplated in which 62.1% of the membership units of the Company will be exchanged for 10,051 membership units, out of a total of 100,000, of Orion Ethanol, LLC. Subsequent to this transaction, these membership units in Orion Ethanol, LLC will be exchanged for 3,143,024 shares of RTO Holdings, Inc. in a reverse merger transaction. The effect of this proposed transaction will make the Company a majority-owned subsidiary of RTO Holdings, Inc.

ORION DEVLEOPMENT, LLC

REPORT OF INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM

Board of Directors and Members of
Orion Development, LLC
Pratt, Kansas

We have audited the accompanying balance sheet of Orion Development, LLC, a development stage company, as of June 30, 2006 and the related statements of operations, members’ equity and cash flows for the period from inception (June 20, 2006) through June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a testing basis, evidence supporting the amounts and disclosures in the financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orion Development, LLC as of June 30, 2006, and the results of its operations and its cash flows for the period from inception (June 20, 2006) through June 30, 2006, in conformity with accounting principles generally accepted in the United State of America.

Hein & Associates LLP

Houston, Texas
July 20, 2006

Orion Development, LLC
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
(In thousands)

June 30, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$878
Receivable from related party	10
Water Rights	170

Total current assets	1,058

Other assets	32
$1,090

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	29
Payable to related party	75

Total current liabilities	104

COMMITMENTS AND CONTINGENCIES (NOTE D)

MEMBERS' EQUITY
Members Equity	1,125
Accumulated deficit during development stage	(139)

TOTAL MEMBERS' EQUITY	986

Total Liabilities & Stockholder's Equity	$1,090

The accompanying notes are an integral part of these statements.

Orion Development, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)

For the period from June 20, 2006 (inception) to June 30, 2006

Operating expenses
Labor, contract labor and payroll taxes	$20
Legal, accounting and consulting	109
Other operating	10
Net loss	$(139)

The accompanying notes are an integral part of these statements.

Orion Development, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
(In thousands)

For the period from June 20, 2006 (inception) to June 30, 2006

		Accumulated
		deficit during	Total
	Members	Development	Members
	Equity	Stage	Equity
Capital contributions	$1,125	0	$1,125
Net loss	-	(139)	(139)
Balance June 30, 2006	$1,125	$(139)	$986

The accompanying notes are an integral part of these statements.

Orion Development, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

For the period from June 20, 2006 (inception) through June 30, 2006

Cash flows from operating activities
Net loss	$(139)
Adjustments to reconcile net loss to net cash
used in operating activities
Changes in operating assets and liabilities, net of acquisitions
Accounts payable and accrued expenses	29
Net cash used in operating activities	(110)

Cash flows from investing activities
Capital Expenditures	(202)
Advances to related parties	(10)
Net cash used in investing activities	(212)

Cash flows from financing activities
Advances from related parties	75
Capital contributions	1,125
Net cash provided by financing activities	1,200

Increase in cash and cash equivalents	878
Cash and cash equivalents-beginning of period	-
Cash and cash equivalents-end of period	$878

The accompanying notes are an integral part of these statements.

Orion Development, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Orion Development, LLC, a Kansas limited liability Company located near Pratt, Kansas, was formed on June 20, 2006. The Company’s primary purpose is to obtain capital and debt financing to construct and operate a series of facilities that produce ethanol and by-products for commercial sale throughout North America. Since inception, the Company’s efforts have been principally devoted to site procurement and start-up activities.

Liquidity

As of June 30, 2006, the Company had unrestricted cash of approximately $878,000. The Company will need additional financing to implement its expansion strategy. The Company may finance the expansion of its business with additional indebtedness or by issuing additional equity securities. Management believes that it has the resources needed to fund operations through June 30, 2007.

Use of estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

The Company considers cash and cash equivalents to include all highly liquid investments with original maturities of three months or less.

 Concentrations of credit risk

The Company’s cash balances are maintained in depository accounts with high quality financial institutions and, at times, may exceed federally insured limits. The Company does not believe it is exposed to significant credit risk as it relates to cash balances.

Orion Development, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Fair value of financial instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value because of the relatively short maturity of these instruments.

Impairment of long-lived assets

The Company will periodically review the carrying value of its property and equipment to determine if events and circumstances exist indicating that the assets might be impaired. If facts or circumstances support the possibility of impairment, the Company will prepare projections of undiscounted cash flows, without interest charges, to determine if the amounts estimated to be generated by those assets are less than the carrying amounts of those assets. If impairment is indicated, an adjustment will be made to the carrying amount based on the difference between the sum of the expected future discounted net cash flows and the carrying amount of the asset.

Intangible assets

Intangible assets consist of costs related to options to purchase land and water rights. The land and water right options have finite lives, one-year. Accordingly, the costs are capitalized as incurred and will be expensed should the options lapse without being exercised. If the options are exercised, the costs of the options will be capitalized as a portion of the cost to acquire the land and water for the project.

Orion Development, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Organizational and start-up costs

Organizational and start-up costs including professional fees, travel, salaries, insurance and other costs are expensed as incurred.

Income taxes

The Company is organized as a limited liability company under state law. Accordingly, the Company’s earnings pass through to the members and are taxed at the member level. No income tax provision has been included in these financial statements. Differences between the financial statement basis of assets and the tax basis of assets are related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes.

NOTE B - MEMBERS’ EQUITY

The Company was organized with 7,500,000 member units.

All members of the Company are to share on a pro rata basis the profits and losses based on their unit ownership.

Transfer or disposition of member units is subject to certain restrictions, including approval by the Board of Directors.

NOTE C - RELATED PARTIES

Gateway Holdco, LLC and SNB Associates LLC are considered related parties of the Company in that certain of the Company’s owners are also partial owners of these entities.

Orion Development, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE C - RELATED PARTIES - continued

Payable to Member

The Company has a payable to SNB Associates, LLC of $75,000 at June 30, 2006 related to options to purchase water rights paid by SNB on behalf of the Company for one site.

Management fees

The Company received management fees from Gateway Holdco LLC, of $10,316, for the period ended June 30, 2006.

NOTE D - COMMITMENTS AND CONTINGENCIES

On May 18, 2006, the Company entered into a Financial Advisory Agreement with Halter Financial Group, L.P. In this agreement, Halter agreed to provide certain financial advisory and consulting services related to the Company’s efforts to go public via a public shell corporation and to advise the Company in its efforts to complete an equity financing transaction. In return for these services, Halter is to receive 4.25% of the public entity’s common stock. In addition, Halter Financial will be paid $450,000 for the purchase of the public shell to be paid in conjunction with the Company’s equity financing transaction.

 NOTE E - SUBSEQUENT EVENTS - UNAUDITED

On or about August 23, 2006, a proposed transaction is contemplated in which the membership units of the Company will be exchanged for 89,949 membership units, out of a total of 100,000, of Orion Ethanol, LLC. Subsequent to this transaction, these membership units in Orion Ethanol, LLC will be exchanged for 31,272,740 shares of RTO Holdings, Inc. in a reverse merger transaction. The effect of this transaction will make the Company a wholly-owned subsidiary of RTO Holdings, Inc.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the merger transaction between Orion Ethanol, LLC (“Orion”) and RTO Holdings, Inc. (“RTO”). On August 28, 2006, Orion Ethanol, LLC, completed a Securities Exchange Transaction with RTO Holdings, Inc. and the holders of the membership interests of each of Gateway Holdco, LLC and Orion Development, LLC, pursuant to which RTO acquired all of the membership interests of Orion Ethanol, LLC. As a result of this transaction, the former owners of Orion became the controlling stockholders of RTO. Accordingly, the merger of Orion and RTO is a reverse merger that has been accounted for as a recapitalization of Orion.

The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in the Company's opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the acquisition and related transactions. The unaudited pro forma combined statements of operations are provided for illustrative purposes only and are not necessarily indicative of what the consolidated results of operations or financial position would actually have been had the acquisition occurred at the beginning of each period presented, nor do they represent a forecast of the consolidated results of operations or financial position for any future period or date.

All information contained herein should be read in conjunction with RTO’s annual report on Form 10-KSB for the year ended December 31, 2005, RTO’s quarterly report on Form 10-QSB for the six months ended June 30, 2006 and the financial statements and notes of Gateway Holdco, LLC and Orion Development, LLC included in this Form 8-K and the notes to unaudited pro forma financial information included herein. The following pro forma financial information is included in this report:

The unaudited pro forma balance sheet as of June 30, 2006 and the pro forma statements of operations for the six-months ended June 30, 2006 and the year ended December 31, 2005.

Orion Ethanol, Inc.
 (A Development Stage Company)
CONDENSED COMBINED BALANCE SHEET
(In thousands)
June 30, 2006

		b	b				a	d	e	g	h
		Gateway Holdco, LLC	Orion Development, LLC	Eliminations		Orion Ethanol, LLC	RTO Holdings, Inc.	Pro forma adjustments				Pro forma balances
Current assets
Cash and cash equivalents		66	878	-		944	14	-	-	-	-	958
Prepaid expenses and other current assets		320	10	(10	)c	320	-	-	-	-	-	320
Restricted cash		5,830				5,830	-	-	-	-	-	5,830
Total current assets		6,216	888	(10)		7,094	14	-	-	-	-	7,108
Land and improvements		8,378	-	-		8,378	-	-	-	-	-	8,378
Construction in progress		10,587	-	-		10,587	-	-	-	-	-	10,587
Water rights		1,166	170	-		1,336	-	-	-	-	-	1,336
Loan costs net of accumulated amortization		1,598	-	-		1,598	-	-	-	-	-	1,598
Other assets		-	32	-		32	-	-	-	-	-	32
Total assets		27,945	1,090	(10)		29,025	14	-	-	-	-	29,039
Current liabilities
Accounts payable and accrued expenses		168	29	(10	)c	187	-	6,257	-	-	-	6,444
Advances payable-related parties		129	75	-		204	-	-	-	-	-	204
Total current liabilities		297	104	(10)		391	-	6,257	-	-	-	6,648
Long-term debt		10,495	-	-		10,495	-	-	-	-	-	10,495
Minority interest		-	-	6,503	f	6,503	-		-	-	-	6,503
Equity
Members' equity		19,299	1,125	(7,316	)f	13,108	-		-	(13,108)	-	-
Preferred stock, $.001 par value;
10,000,000 shares authorized;
no shares issued and outstanding		-	-	-		-	-	-	-	-	-	-
Common stock, $.001 par value;
100,000,000 shares authorized;
32,661,024 issued and outstanding $ 32,661	e	-	-	-		-	2		31	-	-	33
Additional paid-in capital		-	-	-		-	93		(31)	13,108	(81)	13,089
Accumulated deficit		(2,146)	(139)	814	f	(1,471)	(81)	(6,257)	-	-	81	(7,728)
Total equity		17,153	986	(6,503)		11,636	14	(6,257)	-	-	-	5,393
Total liabilities and equity		27,945	1,090	(10)		29,025	14	-	-	-	-	29,039

See accompanying notes to these pro forma financial statements

Orion Ethanol, Inc.
 (A Development Stage Company)
CONDENSED COMBINED STATEMENT OF OPERATIONS
 (In thousands)
For the six months ended June 30, 2006

	Gateway Holdco, LLC	Orion Development, LLC	Eliminations		Orion Ethanol, LLC	RTO Holdings, Inc.	Pro forma adjustments		Pro forma balances
General and administrative expenses and
loss from operations	287	139	-		426	17	6,257	b	6,700
Other income (expense)
Gain on forgiveness of debt	-	-	-		-	29	-		29
Interest income/(expense)	89	-	-		89	-	-		89
Minority interest expense	-	-	75	a	75	-	-		75
	89	-	75		164	29	-		193
Net income (loss)	(198)	(139)	75		(262)	12	(6,257)		(6,507)

Earnings per share									$(0.199)

See accompanying notes to these pro forma financial statements

Orion Ethanol, Inc.
 (A Development Stage Company)
CONDENSED COMBINED STATEMENT OF OPERATIONS
 (In thousands)
 For the year ended December 31, 2005

	Gateway Holdco, LLC	Orion Development, LLC	Eliminations		Orion Ethanol	RTO	Pro Forma Adjustments		Pro Forma Balances
General and administrative expenses and
net loss from operations	659	-	-		659	13	6,257	b	6,929
Other income (expense)
Gain on forgiveness of debt	-	-	-		-	-	-		-
Interest income/(expense)	-	-	-		-	-	-		-
Minority interest expense	-	-	250	a	250	-	-		250
Net income (loss)	(659)	-	-		(659)	(13)	6,257		(6,679)

Earnings per share									$(0.205)

See accompanying notes to these pro forma financial statements

NOTES TO PRO FORMA FINANCIAL INFORMATION

1.	Basis of presentation

The unaudited pro forma balance sheet as of June 30, 2006 and the pro forma statement of operations for the six-months ended June 30, 2006 and the year ended December 31, 2005, have been prepared assuming the acquisition had occurred at the beginning of each period presented.

2.	Pro forma adjustments to the balance sheet as of June 30, 2006:

a.	Derived from the unaudited balance sheet of RTO as of June 30, 2006

b.	Derived from the audited balance sheets of Gateway Holdco, LLC and Orion Development, LLC as of June 30, 2006.

c.	Gateway Holdco, LLC paid management fees to Orion Development LLC of $10,316

d.
Adjustment made to reflect the costs relating to the reverse merger of Orion Ethanol, LLC into RTO Holdings, Inc. In this transaction, the membership units of Orion Ethanol, LLC will be exchanged for the outstanding shares of RTO Holdings, Inc. These costs include professional fees paid in relation to the closure of the reverse merger, $450,000 payable to Halter Financial for RTO Holdings, Inc. and stock valued at approximately $5,500,00 using the August 22, 2006 market price.

e.
The 32,661,025 of common stock issued and outstanding consist of 31,272,740 shares issued to the owners of Orion and 1,388,285 shares issued to the owners of RTO and Halter Financial. These shares have a $.001 par value.

f.	A minority interest in Gateway Holdco, LLC was recorded to reflect the 37.91% of Gateway Holdco, LLC membership units which were not exchanged for Orion Ethanol stock at the close of the merger.

g.	Recapitalization of Orion Ethanol, LLC.

h.	Elimination of RTO accumulated deficit.

3.	Pro forma adjustments to the statement of operations as of June 30, 2006

a.	Result of Orion’s minority interest in Gateway Holdco, LLC

b.	Adjustment made to reflect the costs relating to the merger. (see 2d)

4.	Pro forma adjustments to the statement of operations as of December 31, 2005

a.	Result of Orion’s minority interest in Gateway Holdco, LLC

b.	Adjustment made to reflect the costs relating to the merger. (see 2d)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Securities Exchange Agreement, dated August 28, 2006, among the registrant, Orion Ethanol, LLC and the members of Orion Ethanol, LLC.

2.2	Unit Exchange Agreement, dated August 28, 2006, among Orion Ethanol, LLC and each of the members of Orion Development, LLC.

2.3	Unit Exchange Agreement, dated August 28, 2006, among Orion Ethanol, LLC and each of the members of Gateway Holdco, LLC.

3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of the State of Nevada on April 24, 2006, as amended to date. [incorporated by reference to the Company’s preliminary information statement on Schedule 14C filed with the Securities and Exchange Commission on May 19, 2006.]

3.2	Bylaws of the registrant adopted on April 24, 2006

3.3	Amended and Restated Orion Ethanol, LLC Operating Agreement, dated August 28, 2006.

3.4	Gateway Holdco, LLC Operating Agreement, dated March 30, 2006.

3.5	Gateway Ethanol, LLC Operating Agreement, dated March 30, 2006.

3.6	Amended and Restated Orion Development, LLC Operating Agreement, dated August 28, 2006.

10.1	Financial Advisory Agreement, dated May 18, 2006, between Halter Financial Group, L.P. and Orion Ethanol.

10.2	Ground Lease, dated March 30, 2006, between Gateway Ethanol and Power To Go, L.L.C.

10.3	Sublease Agreement, dated March 30, 2006, between Power to Go, L.L.C. and Gateway Ethanol, LLC.

10.4	Loan and Security Agreement, dated March 30, 2006 between Gateway Ethanol and Dougherty Funding.

10.5	Tax Increment Secured Promissory Note by Gateway Ethanol, LLC in favor of Dougherty Funding, LLC in the principal amount of $11,340,000.

10.6	Working Capital Facilities Term Sheet, dated February 2, 2006, between Gateway Ethanol and Noble Americas.

10.7	Agreement for Letter of Credit, dated March 29, 2006, between Gateway Ethanol and Noble Americas.

10.8	Subordinated Loan Agreement, dated March 30, 2006, between Gateway Ethanol, LLC and Lurgi PSI.

10.9	Employment Agreement between Orion Ethanol, LLC and Dr. Patrick N. Barker, dated August 15, 2006.

10.10	Employment Agreement between Orion Ethanol, LLC and H. Richard Jarboe, dated August 15, 2006.

10.11	Employment Agreement between Orion Ethanol, LLC and Lane Hamm, dated August 15, 2006.

10.12	Employment Agreement between Orion Ethanol, LLC and Joshua Barker, dated August 15, 2006.

10.13	Employment Agreement between Orion Ethanol, LLC and Timothy Barker, dated August 15, 2006.

10.14	Property Tax Increment Rebate Agreement dated as of February 1, 2006 between Pratt County, Kansas and Gateway Ethanol, LLC.

14.1	Code of Ethics.

16.1	Letter from Mantyla McReynolds regarding the change in certifying accountants.

21.1	Subsidiaries of the registrant

99.1	Press Release announcing closing of reverse acquisition transaction with Orion Ethanol.